Exhibit 10.3

REIMBURSEMENT AND CREDIT AGREEMENT

dated as of December 1, 2004

By and Between

Trex Company, Inc.

and

JPMorgan Chase Bank, N.A., as Issuing Bank and

in connection with the Letter of Credit

to be issued securing

$25,000,000

Mississippi Business Finance Corporation

Variable Rate Demand Environmental Improvement Revenue Bonds

(Trex Company, Inc. Project), Series 2004

i

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v

REIMBURSEMENT AND CREDIT AGREEMENT

THIS REIMBURSEMENT AND CREDIT AGREEMENT, dated as of December 1, 2004 (this “Agreement”), by and between TREX COMPANY, INC., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Issuing Bank (in such capacity the “Bank”) and Administrative Agent (in such capacity the “Administrative Agent”).

RECITALS:

WHEREAS, the Mississippi Business Finance Corporation (the “Issuer”) is issuing its Variable Rate Demand Environmental Improvement Revenue Bonds (Trex Company, Inc. Project), Series 2004, in the aggregate principal amount of $25,000,000 (the “Bonds”), pursuant to a Trust Indenture dated as of the date hereof (the “Bond Indenture”) by and between the Issuer and J.P. Morgan Trust Company, National Association, as trustee for the Bonds (the “Bond Trustee”);

WHEREAS, the proceeds of the Bonds will be used to finance all or a portion of (i) the costs of the acquisition, construction and equipping of solid waste disposal facilities in the City of Olive Branch, DeSoto County, Mississippi, to be used by the Borrower in connection with the manufacture of non-wood decking, railing and fencing products (the “Project”); and (ii) certain costs of issuance of the Bonds;

WHEREAS, the Issuer and the Borrower are entering into a Loan Agreement dated as of the date hereof (the “Loan Agreement”) pursuant to which the Authority will agree to lend the proceeds of the Bonds to the Borrower, and the Borrower will agree to, inter alia, make payments sufficient to pay the principal and Purchase Price (as defined in the Bond Indenture) of, and redemption premium, if any, and interest on the Bonds as the same become due and payable;

WHEREAS, the Borrower has requested the Bank to issue the Letter of Credit (the “Letter of Credit”) in the stated amount of $25,308,220 to be available to be drawn upon to provide funds for the payment of principal of and interest on the Bonds when due and for the purchase of the Bonds upon their tender pursuant to the Bond Indenture;

WHEREAS, any Bonds pledged to the Bank or the Administrative Agent by application of amounts drawn under the Letter of Credit to pay the Purchase Price of any Bonds duly tendered or deemed tendered for purchase shall be registered in the name of the Bank or their designee or nominee as pledgee until the Bank shall have been reimbursed for the amount so drawn and interest thereon in accordance with this Agreement and the Note (as hereinafter defined), which reimbursement may be satisfied by the payment of the principal of and interest on the Bonds so pledged, as provided herein and in the Bond Indenture;

WHEREAS, the Bank has agreed to issue the Letter of Credit and to administer the Reimbursement Documents (as hereinafter defined) upon the terms and conditions herein set forth;

WHEREAS, the Bank’s obligations with respect to the Letter of Credit and its rights under this Agreement and the other Reimbursement Documents may be participated to Bank Participants (as hereinafter defined);

WHEREAS, the Administrative Agent has agreed to maintain the Reimbursement Documents and the documents relating thereto upon the terms and conditions herein set forth; and

WHEREAS, the Borrower’s obligations to the Bank are secured by this Agreement upon the terms and conditions herein set forth and by the Bond Indenture, the other Reimbursement Documents and the other Related Documents (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and to induce the Bank to issue the Letter of Credit, the Administrative Agent to act as provided herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Borrower and JPMorgan Chase Bank, N.A. (as Bank and Administrative Agent) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. In addition to the terms defined in the Recitals and elsewhere in this Agreement, the following terms shall have the following meanings:

“Acquisition,” by any Person (herein called the “Acquiror”), means any transaction involving the purchase, lease or other acquisition by such Acquiror of (a) all or a material portion of the assets of another Person or (b) all of the capital stock of another Person which would become an Affiliate of the Acquiror as a result thereof.

“Administrative Agent” means JPMorgan Chase Bank, N.A. or a successor administrative agent appointed pursuant to Section 9.01 of this Agreement.

“Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (b) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Credit Facility” means an alternate credit facility delivered to the Bond Trustee pursuant to Section 3.08(b) of the Bond Indenture.

“Applicable Law” means all applicable provisions of all present and future laws, ordinances, constitutions, statutes, rules, regulations, requirements, orders, judgments, injunctions and decrees of any Governmental Authority having jurisdiction over the Site or the Facility.

“Bank Participant” means any person to whom the Bank has assigned its rights under this Agreement and the other Reimbursement Documents or to which the Bank has sold a participation in rights under this Agreement and the other Reimbursement Documents.

“Bank Prime Rate” means that variable rate of interest per annum designated by JPMorgan Chase Bank, N.A. from time to time, as being its prime rate of interest, with a change in the Bank Prime Rate to take effect simultaneously and automatically, without further notice, upon the Bank’s determination and designation from time to time of such prime rate. It is understood that such designated prime rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The Bank’s determination and designation from time to time of its prime rate shall not in any way preclude the Bank from making loans to other borrowers at rates that are higher or lower than or different from the referenced rate.

“Bond Documents” means the Bonds, the Bond Indenture, the Mortgage, the Loan Agreement, the Purchase Contract, the Remarketing Agreement and all documents related thereto.

“Business Day” means a day other than a Saturday, Sunday or a legal holiday in the State of New York or any other day on which banking institutions chartered under the laws of the State of New York or the United States of America are authorized or required by law to close or a day on which the office of the Bank at which drafts are to be presented under the Letter of Credit or the corporate trust office of the Bond Trustee is authorized to be closed, or the Federal Reserve System is closed.

“Capital Lease” means, at any time a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Generally Accepted Accounting Principles.

“Capital Stock” for purposes of the calculation of Fixed Charge Coverage Ratio, means, with respect to any Person, any and all shares, interests, participations and other equivalents (howsoever designated and whether or not voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States of any agency thereof, (b) prime commercial paper (rated A1 or better by S&P or P1 or better by Moody’s) with maturities of ninety (90) days or less, or (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $250,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by the Borrower.

“Certificate of Occupancy” means a certificate of occupancy (whether temporary or permanent) issued for the Facility or any portion thereof.

“Change of Control” shall be deemed to have occurred if any “person” (as such term is used in section 13(d) and section 14(d) (2) of the Exchange Act is in effect on the Issuance Date)

or persons constituting a Group, other than any one or more of the Management Stockholders, becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Issuance Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Voting Stock of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter” means the commitment letter dated November 3, 2004 from the Bank and subsequently accepted by the Borrower with respect to the terms of the Letter of Credit.

“Consolidated EBITDA” means, as of the date of determination, the net income (excluding extraordinary gains and extraordinary non-cash losses) plus interest, taxes, depreciation and amortization of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

“Consolidated Net Income” means, for any period, the net income (or loss of the Borrower and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary non-cash losses as determined in accordance with Generally Accepted Accounting Principles) for such period, as set forth in the financial statements required to be delivered pursuant to Section 6.0l(a) or Section 6.0l(b) for such period.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with Generally Accepted Accounting Principles.

“Consolidated Tangible Net Worth” means, as of the date of determination, stockholders’ equity of the Borrower and its Subsidiaries less goodwill and less all other items properly classified as “intangible assets” in accordance with Generally Accepted Accounting Principles.

“Construction Budget” has the meaning given to such term in Section 5.16 hereof.

“Custody, Pledge and Security Agreement” means the Custody, Pledge and Security Agreement, dated as of the date hereof, by and among Borrower, the Bank and the Bond Trustee for the Bonds, as Custodian.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (d) all obligations of such Person as lessee under Capital Leases, (e) all obligations of such Person under (i) a synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy or such Person, would be characterized as the Debt of such Person (without regard to accounting treatment), (f) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (g) all obligations, contingent or otherwise, of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (h) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person, (i) all net obligations of any such Person pursuant to Derivatives Obligations which are required to be disclosed as liabilities in accordance with Generally Accepted Accounting Principles, and (j) all obligations of others Guaranteed by such Person; provided, however, that Debt shall not include Guarantees of obligations of the Borrower by any Material Subsidiary.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived become an Event of Default.

“Default Rate” means a rate equal to the interest rate borne by the Bonds plus an amount equal to two hundred (200) basis points (2.0%) per annum.

“DENPLAX Agreement” means the Addenda to Business Agreement and Shareholder Contract dated April 26, 2000 between Empresa de Gestion Medioambiental, S.A., Trex Company, Inc., Sorema, S.A., RIH.Recycling Industries Holding, S.A., and DENPI.AX, S.A.

“Derivatives Obligations” of any Person means all obligations of such person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction currency swap transaction, cross-currency rata swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Domestic Subsidiary” means a Subsidiary or Affiliate that is a corporation, limited liability company, partnership or other legal entity or joint venture organized or formed under the laws of any state of the United States of America or the District of Columbia.

“Environmental Indemnity” means the Environmental Compliance and Indemnification Agreement, dated as of the Issuance Date, from the Borrower to the Bank.

“Environmental Laws” means any and all applicable federal, state, regional, local and foreign statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other governmental restrictions by (or agreements with) a Governmental Authority relating to the Environment (as defined in the Environmental Indemnity), Environmental Conditions (as defined in the Environmental Indemnity) or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial toxic or hazardous, substances or waste, into the Environment, including, without limitation, ambient air surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, generation or handling of Hazardous Materials (as defined in the Environmental Indemnity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of a controlled group, of which the Borrower is a member, is under common control with the Borrower, or is a member of an affiliated service group of which the Borrower is a member in accordance with the provision of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that the PBGC be notified within 30 days of the occurrence of such event; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC; or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning assigned to that term in Section 8.01 of this Agreement.

“Event of Bankruptcy” means the Borrower shall have applied for or consented to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; admitted in writing the inability to pay its debts as they mature; made a general assignment for the benefit of creditors; been the subject of an order for relief under the federal bankruptcy law, or been adjudicated a bankrupt, or filed a petition or an answer seeking reorganization, liquidation or any arrangement with creditors or taken advantage of any insolvency law, or submitted an answer admitting the material allegations of a petition in bankruptcy, reorganization, liquidation or insolvency proceeding; or an order, judgment or decree shall have been entered, without the application, approval or consent of the Borrower, as the case may be, by any court of competent jurisdiction approving a petition seeking reorganization of the Borrower, as the case may be, or appointing a receiver, trustee or liquidator of a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or filed a voluntary petition in bankruptcy; or failed to remove an involuntary petition in bankruptcy filed against it within sixty (60) days of the filing thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Facility” means the Borrower’s facility to be located in Olive Branch, DeSoto County, Mississippi which will be used to manufacture non-wood decking, railing and fencing products.

“Facility Debt” means Debt of the Borrower and/or its Subsidiaries that (a) bears interest at a fixed rate, (b) has no principal payments due on or prior to the Stated Expiration Date and (c) has its stated maturity after the Stated Expiration Date.

“Federal Funds Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York (or, if such rate is not published for any day, the Federal Funds Rate shall be the rate determined by the Administrative Agent to be the average rate charged to the Administrative Agent on such day on such transactions).

“Federal Securities” means direct obligations of, or obligations the full and timely payment of the principal of and interest on which are backed by the full faith and credit of, the United States of America.

“Fee Payment Dates” means (a) the Issuance Date and (b) each April 1, July 1, October 1 and January 1 thereafter.

“Financial Projections” means the report dated November 28, 2004 prepared by the Borrower and includes the Operating Budget (consisting of a balance sheet, cash flow statement and income statement) for Fiscal Year 2005, plus four more Fiscal Years.

“Fiscal Year” of the Borrower means any period of twelve (12) consecutive calendar months for which financial statements of the Borrower have been examined by its independent certified public accountants, currently a year ending on December 31.

“Fixed Charge Coverage Ratio” means for the four-quarter period ending on the date of measurement, the ratio of (a) the sum of Consolidated EBITDA for such four-quarter period plus the consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period minus cash taxes for such four-quarter period minus Maintenance Capital Expenditures for such four-quarter period minus cash dividends and redemptions or purchases of Capital Stock of the Borrower for cash for such four-quarter period made pursuant to Section 6.16(h) of the Credit Agreement dated as of June 1, 2002 by and among the Borrower, Trex Company, LLC and Branch Banking and Trust Company of Virginia, as amended through the date of this Agreement (the “BBT Agreement”) to (b) the sum of current maturities of Long-Term Indebtness of the Borrower and its Consolidated Subsidiaries for such four-quarter period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four-quarter period, and consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period.

“Foreign Subsidiary” or “Foreign Joint Venture” means a Subsidiary or Affiliate that is not a Domestic Subsidiary.

“Funded Debt” means, as of the date of determination, all of the Debt of the Borrower and its Subsidiaries outstanding on such date, eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

“Funded Net Debt” means Funded Debt of the Borrower less an amount of cash or Cash Equivalents exceeding $10,000,000 which is held in one or more banks located in the continental United States in one or more accounts of the Borrower.

“Generally Accepted Accounting Principles” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrower, as reflected in the financial statements referred to in Sections 6.05(a) and (b), except for changes permitted by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.

“Governmental Authority” means any government or political subdivision, or any agency, commission, department or instrumentality of either, or any court, tribunal, central bank or arbitrator.

“Group” means any group of “persons” (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Issuance Date) constituting a “group” for the purposes of section 13(d) of the Exchange Act, or any successor provision.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) the DENPLAX Agreement. The term “Guarantee” used as a verb has a corresponding meaning.

“Highest Lawful Rate” means the maximum legal rate of interest which the Bank is legally entitled to charge, contract for or receive under any law to which such interest is subject.

“Indebtedness” means

(a) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services;

(b) obligations as lessee under leases which are, should be or should have been reported as capital leases in accordance with Generally Accepted Accounting Principles;

(c) current liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA;

(d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss;

(e) obligations secured by any mortgage, lien, pledge, security interest or other charge or encumbrance on property, whether or not the obligations have been assumed; and

(f) all other items or obligations which would be included in determining total liabilities on the balance sheet of a Person; provided, however, that “Indebtedness” shall not include trade payables and similar obligations incurred in the ordinary course of business.

“Insurance Consultant” means Marsh USA, Inc. or any other Person which is not, and no member, director, officer or employee of which is, an officer or employee of the Borrower, and which is qualified to survey risks and to recommend insurance coverage for corporations comparable to the Borrower.

“Interest Drawing” means a drawing under the Letter of Credit to pay interest on the Bonds or the interest portion of the Purchase Price of the Bonds.

“Interest Rate Agreement” means an interest rate exchange, hedge or similar agreement entered into to hedge the interest payable on all or part of the Bonds, which agreement may include an interest rate swap, a forward or futures contract or an option (e.g. a call, put, cap, floor or collar) and which agreement does not constitute an obligation to repay money borrowed, credit extended or the equivalent thereof.

“Inventory” means all “inventory” (as defined in the UCC) now owned or hereafter acquired by the Borrower, including all goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods or merchandise.

“Issuance Date” means the date of issuance of the Letter of Credit.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Agreement” means the Loan Agreement, dated as of the date hereof by and between the Issuer and the Borrower.

“Long Term Indebtedness” means Indebtedness for borrowed moneys having a term from its most recent incurrence or renewal of more than one (1) year.

“Maintenance Capital Expenditures” means, as of the date of determination, actual capital expenditures of the Borrower and its Consolidated Subsidiaries for the purpose of maintaining existing assets.

“Management Stockholder Affiliates” mean, at any time, and with respect to any Person who is a Management Stockholder, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common control with, such Management Stockholder. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Management Stockholders” means Robert G. Matheny, Harold F. Monahan, Paul D. Fletcher, William R. Gupp, David W. Jordan and Philip Pfifer, and their respective Management Stockholder Affiliates.

“Mandatory Purchase Drawing” means a drawing on the Letter of Credit to pay the principal portion of the Purchase Price of Bonds tendered or deemed tendered pursuant to Section 2.06 of the Bond Indenture.

“Material Adverse Effect” means an event or occurrence which adversely affects in a material manner (a) the assets, liabilities, condition (financial or otherwise), business or operations of the Borrower (or other named party) including, without limitation, the Facility or (b) the ability of the Borrower (or other named party) to carry out its business as of the date of this Agreement or as proposed herein to be conducted or to meet or perform its covenants and obligations under this Agreement, the other Reimbursement Documents or the Related Documents to which it is a party on a timely basis.

“Material Debt” means Debt (other than the Notes (as defined in the BBT Agreement) of the Borrower and/or one or more of its Subsidiaries owed to any Person or any Affiliate of such Person, arising in one or more related or unrelated transactions with such Person or any Affiliate of such Person, in an aggregate principal or face amount exceeding $250,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000.

“Material Subsidiary” means collectively each Domestic Subsidiary that is a member of the Material Subsidiary Group.

“Material Subsidiary Group” as of any date means either (a) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a proforma historical basis), when combined with the Borrower, at least 90% of Consolidated EBITDA for either of the two most recently ended Fiscal Years of the Borrower, or (b) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a proforma historical basis), when combined with the Borrower, at least 90% of Consolidated Tangible Net Worth for either of the two most recently ended Fiscal Years of the Borrower; provided that any Domestic Subsidiary that accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a proforma historical basis) 7 1/2% of either Consolidated EBITDA for either of the two most recently ended Fiscal Years of the Borrower or Consolidated Tangible Net Worth for either of the past two most recently ended Fiscal Years of the Borrower, shall be included in the Material Subsidiary Group.

“Matters Contested in Good Faith” means matters (a) then being contested in good faith by appropriate proceedings diligently and continuously pursued, (b) of which the Administrative Agent has been notified in writing and is being kept informed in such detail as the Administrative Agent may from time to time reasonably request, (c) the enforcement of which is effectively stayed during the period of the contest and (d) with respect to which either (i) adequate reserves in the nature of a cash deposit or pledge of bonds or other securities, or a payment bond of a corporate surety in the face amount equal to the total amount in controversy, reasonably satisfactory to the Administrative Agent, have been furnished or (ii) adequate provision therefor, reasonably satisfactory to the Administrative Agent, has been reserved on the financial statements of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgage” means the Land Deed of Trust, dated as of the date hereof, from the Borrower to the trustee named therein for the benefit of the Bank.

“Mortgaged Personalty” means the equipment and furnishings, not constituting fixtures, now or hereafter owned by the Borrower, located at the Mortgaged Property or used in the operation of the Facility, together with any additional personal property not included in the foregoing provisions which may be added to the Mortgaged Personalty by a supplemental agreement; provided, however, that Mortgaged Personalty shall not include any equipment, furnishings or other personal property that is not purchased with Bond proceeds.

“Mortgaged Property” means the Mortgaged Personalty, the Facility and the Site, all buildings, structures, fixtures and improvements thereon, all rights and easements appurtenant thereto, whether in existence on the Issuance Date or later coming into existence and whether owned by the Borrower on the Issuance Date or acquired hereafter, together with any additional real property not included in the foregoing provisions which may be added to the Mortgaged Property by a supplemental agreement.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Proceeds” means the proceeds of any insurance from an event of damages or destruction, title claim or a condemnation with respect to tangible Property, net of expenses of collecting such proceeds.

“Note” means the note, executed by the Borrower on the Issuance Date evidencing unreimbursed drawings on the Letter of Credit.

“Note Agreement” means the Note Purchase Agreement dated as of June 19, 2002 by and between the Borrower and the noteholders party thereto relating to the Borrower’s

$40,000,000 8.32% senior secured notes due June 19, 2009, as it may be amended, restated, supplemented or otherwise modified through the Issuance Date.

“Obligations” means all amounts payable to the Bank and Bank Participants pursuant to the Reimbursement Documents or the Related Documents, or any subsequent agreements entered into by Borrower with respect thereto (e.g. Interest Rate Agreements).

“Obtained Permits” has the meaning assigned to such term in Section 5.03 hereof.

“Official Statement” means the Offering Memorandum, dated December 14, 2004, relating to the issuance of the Bonds including any supplements to such Official Statement.

“Operating Budget” means the initial Financial Projections prepared by Borrower and all subsequent budgets furnished pursuant to Section 6.01(c).

“Optional Tender Drawing” means a drawing on the Letter of Credit to pay the principal portion of the Purchase Price of Bonds tendered or deemed tendered pursuant to Section 2.05 of the Bond Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” means

(a) the liens and security interests created by the Related Documents to secure the Bonds and the Obligations;

(b) liens for taxes, assessments, special assessments or other governmental charges which are not then delinquent, or, if then delinquent, are Matters Contested in Good Faith;

(c) utility, access and other easements and rights-of-way, restrictions and exceptions which will not interfere with or impair the operation of any portion of the Mortgaged Property;

(d) any mechanic’s, worker’s, laborer’s, materialman’s, landlord’s, carrier’s, supplier’s or vendor’s lien or rights in respect thereof arising in the ordinary course of business with respect to obligations that are not yet due under the contract in question or if such lien is a Matter Contested in Good Faith;

(e) such minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for right-of-way, utilities and other similar purposes or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially adversely affect the value thereof or impair the property affected thereby for the purpose for which it was acquired or is held;

(f) any lien, easement defect or irregularities of title which are described in the title policy furnished pursuant to Section 4.01(e)(iii) and accepted by the Administrative Agent;

(g) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other forms of governmental insurance or benefits, or to secure performance of statutory obligations;

(h) liens in favor of Bank of America, N.A. encumbering the Borrower’s facility located in Lyon County, Nevada (the “Nevada Real Estate”), which lien is evidenced by that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated September 28, 1999 and recorded on September 30, 1999 in the Official Records of Lyon County, Nevada as Document No. 239622 (the “Nevada Deed of Trust”); and liens securing any refinancing of the Nevada Real Estate, provided that at the time of such refinancing, (i) no Default or Event of Default has occurred or would occur as a result of such refinancing, (ii) the Debt secured by the Nevada Deed of Trust does not exceed 100% of the fair market value of the Nevada Real Estate at the time of such refinancing and (iii) the Debt secured by the Nevada Deed of Trust is permitted under this Agreement;

(i) liens arising in connection with deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, and other obligations arising in the ordinary course of business;

(j) liens on unearned insurance premiums held by Persons financing the payment thereof;

(k) liens of or resulting from any judgment of award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(l) liens on fixed assets of the Borrower or any Subsidiary which secure only Debt incurred to finance the acquisition of such fixed assets and liens existing on fixed assets at the time of acquisition by the Borrower of any business entity then owning such fixed assets, whether by merger, consolidation or acquisition of substantially all of its assets, and whether or not such existing liens were given to secure the payment of the purchase price of the fixed assets to which they attach (but only to the extent that such liens are incurred substantially contemporaneously with the acquisition of such fixed assets, only to the extent of the lesser of the fair market value or cost of such fixed assets, and only to the extent that the Debt secured thereby is permitted by this Agreement;

(m) liens existing on the Issuance Date and set forth on Schedule A attached hereto, and the extension, renewal or replacement of any such lien, provided that (i) such lien attaches only to the same property as the original lien, (ii) the principal amount of Debt secured by such lien is not increased and (iii) at the time of such extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing;

(n) interests of lessors under Capital Leases;

(o) in addition to the liens permitted under clauses (a) to (n) above, liens securing Debt that does not exceed $250,000 in the aggregate; and

(p) any other liens approved in writing by the Administrative Agent.

“Permitted Investments” means dollar denominated investments in any of the following:

(a) Federal Securities;

(b) debt obligations which are (i) issued by any state or political subdivision thereof or any agency or instrumentality of such state or political subdivision, and (ii) at the time of purchase, rated “AAA” by S&P and rated “Aaa” by Moody’s;

(c) any bond, debenture, note, participation certificate or other similar obligation which is either (i) issued or guaranteed by the Federal National Mortgage Association, the Federal Home Loan Bank System, the Federal Home Loan Mortgage Corporation, the Federal Farm Credit Bank or the Student Loan Marketing Association, or (ii) backed by the full faith and credit of the United States of America;

(d) U.S. denominated deposit account, CD’s and banker’s acceptances with (i) the Bond Trustee, the Bank or a Bank Participant, or (ii) domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of “A-1” by S&P or “P-1” by Moody’s, without regard to gradation, and in the case of (i) or (ii) which matures not more than 360 days after the date of purchase;

(e) commercial paper which is rated at the time of purchase within the classification or higher, “A-2” by S&P or “P-2” by Moody’s, without regard to gradation, and which matures not more than 270 days after the date of purchase;

(f) bonds, notes, debentures or other evidences of indebtedness issued or guaranteed by a corporation which are, at the time of purchase, rated by S&P and Moody’s in any of its three highest rating categories without regard to any refinement or gradation of rating category by numerical modifier or otherwise;

(g) investment agreements with banks that at the time such agreement is executed are rated by S&P or Moody’s in one of the two highest rating categories assigned by S&P or Moody’s (without regard to any refinement or gradation of rating category by numerical modifier or otherwise) or investment agreements with non-bank financial institutions which, (i) all of the unsecured, direct long-term debt of either the non-banking financial institution or the related guarantor of such non-bank financial institution that is rated by S&P or Moody’s at the time such agreement is executed is rated in rated in one of the two highest rating categories (without regard to any refinement or gradation of rating category by numerical modifier or otherwise) for obligations of that nature; or (ii) if such non-bank financial institutions have no outstanding long-term debt that is rated, all of the short-term debt of either the non-banking financial institution or the related guarantor of such non-bank financial institution that is rated by S&P or Moody’s in the highest rating category (without regard to any refinement or gradation of the rating category by numerical modifier or otherwise) assigned to short term indebtedness by S&P or Moody’s;

(h) repurchase agreements with respect to and secured by Government Obligations or by obligations described in clause (b) and (c) above, which agreements may be entered into with a bank (including without limitation the Bond Trustee), a trust company, financial services firm or a broker dealer which is a member of the Securities Investors Protection Corporation, provided that (i) the Bond Trustee or a custodial agent of the Bond Trustee has possession of the collateral and that the collateral is, to the knowledge of the Bond Trustee, free and clear of third party claims, (ii) a master repurchase agreement or specific written repurchase agreement governs the transaction, (iii) the collateral securities are valued no less frequently than monthly, and (iv) the fair market value of the collateral securities in relation to the amount of the repurchase obligation, including principal and interest, is equal to at least 103%, and (v) such obligations must be held in the custody of the Bond Trustee’s agent; and

(i) shares of a money market mutual fund or other collective investment fund registered under the federal Investment Company Act of 1940 whose shares are registered under the federal Securities Act of 1933, having assets of at least $100,000,000 and having a rating in any of the three highest rating categories (without regard to any refinement or gradation of rating category by numerical qualifier or otherwise) by S&P, Moody’s or Fitch, including money market mutual funds from which the Bond Trustee or its affiliates derive a fee for investment advisory or other services to the fund.

For the purpose of this Agreement, Permitted Investments described in clauses (a) through (i) of this definition shall be valued as provided in Section 1.07.

“Person” means an individual, partnership, corporation (including a business trust), trust, unincorporated association, joint venture or other entity.

“Plan” means a defined benefit plan as defined in Section 3(35) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate or (b) was at any time during the last six (6) calendar years preceding the date of this Agreement, sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate.

“Pledged Bonds” means Bonds paid or purchased with the proceeds of a drawing under the Letter of Credit and with respect to which the Bank has not received reimbursement as required hereunder, which Bonds have been registered in the name of the Bank or their designee or nominee, as pledgee, pursuant to the Custody, Pledge and Security Agreement.

“Principal Drawing” means a drawing under the Letter of Credit to pay the principal amount of Bonds, whether at maturity, upon redemption or acceleration thereof.

“Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio” means, as of the date of determination, the pro forma ratio of (a) the total of all debt of the Borrower, its Subsidiaries and the Person being acquired outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles to (b) Consolidated EBITDA (excluding the Person being acquired) as of such date.

“Property” means any and all right, title and interest of any Person in and to any and all property, whether real or personal, tangible or intangible, and wherever situated.

“Purchase Contract” means the Bond Purchase Agreement by and among the Borrower, the Issuer and J.P. Morgan Securities Inc., providing for the purchase of the Bonds.

“Rating Agency” means Moody’s, S&P or Fitch.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Documents” means this Agreement, the Environmental Indemnity, the Note, the Custody, Pledge and Security Agreement, the Mortgage and any Interest Rate Agreement entered into with the Bank or any Bank Participant.

“Related Documents” means the Bonds, the Bond Indenture, the Remarketing Agreement, the Loan Agreement, the Purchase Contract and all documents related thereto.

“Remarketing Agent” means J.P. Morgan Securities Inc. and its successors and assigns, or any other Remarketing Agent approved by the Administrative Agent.

“Remarketing Agreement” means, initially, the Remarketing Agreement between the Borrower and the initial Remarketing Agent with respect to the Bonds and thereafter any remarketing agreement with respect to the Bonds entered into by the Borrower and any successor Remarketing Agent in accordance with the provisions of the Bond Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, and its successors and assigns.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Security Documents” means the collective reference to the Mortgage, the Environmental Indemnity, the Custody, Pledge and Security Agreement and all other documents from time to time securing the Obligations.

“Site” means the land described in Exhibit 5.11 hereto.

“State” means the State of Mississippi.

“Stated Amount” means, with respect to the Letter of Credit, the amount set forth on the first page thereof identified as the Maximum Stated Amount as such amount shall be reduced and reinstated in accordance with the provisions thereof.

“Stated Expiration Date” means five (5) years after the Issuance Date, as provided in the Letter of Credit, or such later date to which the Letter of Credit is extended.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Total Consolidated Capitalization” means, as of any date of determination with respect to the Borrower, the sum of Funded Debt and Consolidated Tangible Net Worth.

“UCC” means (a) for purposes of the Mortgaged Property, the Uniform Commercial Code in effect in the State, provided that if by reason of mandatory provisions of law, for matters pertaining only to the perfection or the effect of perfection or nonperfection of the security interest in or lien on any of the Mortgaged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection and (b) for purposes of the Pledge Agreement, the Uniform Commercial Code in effect in the State of New York, provided that if by reason of mandatory provisions of law, for matters pertaining only to the perfection or the effect of perfection or nonperfection of the security interest in or lien created under the Pledge Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan but only to the extent that such excess represents a potential liability of a member of the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Subsidiary, a Subsidiary all the shares, member interests or equivalent equity interests of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law) are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 1.02. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular includes the plural and the part includes the whole and “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” has the meaning “including, but not limited to.” The section headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

Section 1.04. Incorporation of Certain Definitions by Reference. Any capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Bond Indenture.

Section 1.05. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles.

Section 1.06. Relation to Other Documents; Acknowledgment of Different Provisions of Related Documents; Incorporation by Reference.

(a) Nothing in this Agreement shall be deemed to amend or relieve the Borrower of its obligations under any Related Document to which it is a party. Conversely, to the extent that the provisions of any Related Document allow the Borrower to take certain actions, or not to take certain actions, with regard for example to permitted liens, incurrence of indebtedness, transfers of assets, maintenance of financial ratios and similar matters, the Borrower nevertheless shall be fully bound by the provisions of this Agreement.

(b) Except as provided in (c), all references to other documents shall be deemed to include all amendments, modifications and supplements thereto to the extent such amendment, modification or supplement is made in accordance with the provisions of such document and this Agreement.

(c) All provisions of this Agreement making reference to specific sections of any Related Document shall be deemed to incorporate such sections into this Agreement by reference as though specifically set forth herein (with such changes and modifications as may be herein provided) and shall continue in full force and effect with respect to this Agreement notwithstanding payment of all amounts due under or secured by the Related Documents, the termination or defeasance thereof or any amendment thereto or any waiver given in connection therewith, so long as this Agreement is in effect and until all Obligations are paid in full. No amendment, modification, consent, waiver or termination with respect to any of such sections shall be effective as to this Agreement until specifically agreed to in writing by the parties hereto with specific reference to this Agreement.

Section 1.07. Valuation. For purposes of determining compliance with all covenants and provisions of this Agreement and the other Reimbursement Documents, Property of the Borrower shall be valued (a) with respect to marketable securities, as most recently quoted in the New York Times or Wall Street Journal and, otherwise, as evaluated by a broker, appraiser or other expert appointed by the Borrower and satisfactory to the Administrative Agent and (b) with respect to other Property, the book value of the assets as shown on the most recent audited financial statements of the Borrower.

ARTICLE II

AMOUNT AND TERMS OF THE LETTER OF CREDIT

Section 2.01. Amount and Terms of Letter of Credit.

(a) The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to issue the Letter of Credit on the date of delivery of the Bonds to the initial purchaser(s) thereof. The Letter of Credit will be issued in an initial Stated Amount equal to $25,308,220 representing the aggregate principal amount of the Bonds as of the Issuance Date plus interest on such principal amount for a period of 45 days at a rate equal to 10% per annum and computed on the basis of a 365/366-day year and actual days elapsed. The Letter of Credit shall be issued to the Bond Trustee for the account of the Borrower. The Letter of Credit shall be substantially in the form of Exhibit 2.01 attached hereto with such changes as the Borrower and the Bank shall agree in writing are necessary or advisable. All drawings on the Letter of Credit shall be honored by the Bank with its own funds and not with funds of the Borrower.

(b) The Letter of Credit shall expire, subject to subsection (c) hereof, at 3:00 P.M. (prevailing Eastern time) on the applicable Stated Expiration Date, or as otherwise provided in the Letter of Credit.

(c) Notwithstanding Section 2.01(b), (i) the Letter of Credit may terminate earlier than the applicable Stated Expiration Date as provided therein, (ii) not later than one hundred fifty (150) days prior to each Stated Expiration Date, the Bank shall notify the Borrower and the Bond Trustee if it will not renew the Letter of Credit for an additional twelve-month period and (iii) the Borrower may elect to terminate the Letter of Credit and replace it with an Alternate Credit Facility as provided in Section 2.01(e) hereof.

(d) The Stated Amount of the Letter of Credit is subject to reduction and reinstatement as provided therein.

(e) The Borrower may provide an Alternate Credit Facility in connection with the Letter of Credit in accordance with the Bond Indenture; provided that, before such substitution takes effect, all Obligations then due and owing shall have been paid and the Borrower shall purchase, or cause to be purchased, all Pledged Bonds at a price of 100% of the principal amount thereof plus accrued and unpaid interest thereon at the rate provided for in Section 4.04 of the Bond Indenture. In the event that the Borrower terminates the Letter of Credit for any reason whatsoever, the Borrower shall pay to the Bank its customary termination fee; provided that such fee shall not be payable if (i) the unsecured short-term obligations of the Bank have been downgraded by the Rating Agency then rating the Bonds to below P-1, if Moody’s, below A-1, if S & P, or below F1, if Fitch, (ii) the long-term obligations of the Bank have been downgraded by the Rating Agency then rating the Bonds to below A3, if Moody’s, below A-, if S & P, or below A-, if Fitch or (iii) the Bank wrongfully dishonors or fails to honor a draw under the Letter of Credit.

Section 2.02. Fees.

(a) The Borrower hereby agrees to pay to the Bank, in advance, on each Fee Payment Date until the expiration or termination of the Letter of Credit, a nonrefundable facility fee calculated based on the Stated Amount as of the Fee Payment Date and based on a 360 day year but charged on the actual number of days elapsed. The amount payable on the (i) Issuance Date shall be based upon the ratio of Funded Net Debt to Consolidated EBITDA as of September 30, 2004 and based upon the number of days from the Issuance Date through and including March 31, 2005 and (ii) the amount payable on each Fee Payment Date thereafter shall be based upon the ratio of Funded Net Debt to Consolidated EBITDA as disclosed in the Certificate of Compliance most recently delivered for purposes of demonstrating the Borrower’s compliance with Section 6.12(b) hereof and based upon the number of days in the calendar quarter commencing on such Fee Payment Date, and, in each case, shall be calculated using the following: (w) less than or equal to 1.00X, the annual facility fee shall be 65 basis points; (x) more than 1.00X but less than or equal to 1.50X, the annual facility fee shall be 75 basis points; (y) more than 1.50X but less than 2.00X, the annual facility fee shall be 85 basis points; and (z) 2.00X or greater, the annual facility fee shall be 100 basis points.

(b) The Borrower shall pay to the Bank a drawing fee on the Issuance Date in the amount of $3,000 and thereafter annually in advance on each Fee Payment Date, the then current drawing fees of the Bank.

(c) The Borrower shall pay an amount equal to the Bank’s administrative costs of amendment or transfer (i) each time an amendment is made to the Letter of Credit on the same day such amendment is made, and (ii) each time a transfer of the Letter of Credit is made on the same day such transfer is made.

(d) The Borrower agrees to pay on demand:

(i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Bank in connection with the preparation, execution and delivery of the Letter of Credit, this Agreement and the other Reimbursement Documents and any other documents which may be delivered in connection with the Reimbursement Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank and the Administrative Agent with respect thereto;

(ii) all reasonable costs and expenses of the Bank and the Bank Participants in connection with the administration and enforcement (whether by means of legal proceedings or otherwise) of any of their rights under this Agreement, the other

Reimbursement Documents, the Related Documents and such other documents which may be delivered in connection therewith;

(iii) all reasonable fees and out-of-pocket expenses for counsel or other consultants to the Bank and the Bank Participants in connection with advising them as to their rights and responsibilities under this Agreement and the other Reimbursement Documents (which need for advice arises as a result of (A) the action or inaction of the Borrower), (B) any information, certificate or report furnished to the Bank pursuant to the Reimbursement Documents or Related Documents, (C) a Default or Event of Default or (D) responding to requests from the Borrower for approvals, consents and waivers; and

(iv) all reasonable fees, costs and expenses of any other consultants providing services to the Bank and the Administrative Agent in accordance with this Agreement.

In addition, if at any time any Governmental Authority shall require revenue or other documentary stamps or any other tax in connection with the execution, delivery, filing and recording of this Agreement, the other Reimbursement Documents or the Related Documents, then, if the Borrower lawfully may pay for such stamps, taxes or fees, the Borrower shall pay, when due and payable, for all such stamps, taxes and fees, including interest and penalties thereon, and the Borrower agrees to save the Bank and the Bank Participants harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such stamps, taxes and fees.

(e) Except for Matters Contested in Good Faith, if the Borrower fails to pay any Liens with respect to the Mortgaged Property, or otherwise incurs any Lien prohibited hereunder with respect to the Mortgaged Property or fails to discharge when due and payable any Indebtedness secured by such Lien (whether or not a Permitted Encumbrance) on the Mortgaged Property or fails to pay when due any premium on insurance required to be maintained hereunder, or otherwise fails to pay any amount necessary for the protection and preservation of the Mortgaged Property, the Administrative Agent may pay the same, at the Bank’s option with reasonable notice to the Borrower, together with interest and penalty, and the Borrower agrees to reimburse the Administrative Agent immediately for amounts so paid. With respect to Matters Contested in Good Faith, the Borrower will promptly pay any valid, final and non-appealable judgment enforcing any such Lien or bill and cause the same to be satisfied of record.

(f) Upon the occurrence and during the continuance of an Event of Default or Default, to protect any security interest which the Bank and the Bank Participants are granted in connection with this Agreement, any other Reimbursement Document or any Related Document, the Administrative Agent may, in its sole discretion, upon giving written notice to the Borrower, maintain guards, pay any service bureau or warehouseman, obtain bonds, obtain any record and take any other similar action which shall be reasonable and shall be necessary or appropriate in the Administrative Agent’s sole discretion, for the protection and preservation of the Mortgaged Property, and the Borrower agrees to immediately reimburse the Administrative Agent for the amounts so paid.

Section 2.03. Reimbursement for Letter of Credit Drawings.

(a) The Borrower agrees to reimburse the Bank without the requirement for notice or demand, both of which are expressly waived by the Borrower, for any amounts drawn on the Letter of Credit on the same Business Day as such drawing is honored by the Bank. The Borrower and the Bank agree that the reimbursement in full for each drawing on the date such drawing is made is intended to be a contemporaneous exchange for new value given to the Borrower by the Bank.

(b) Amounts relating to Principal Drawings not reimbursed by 3:00 P.M. (prevailing Eastern time) in immediately available funds on such Business Day shall bear interest daily at the Default Rate from and including the date of drawing to but excluding the date of reimbursement. Notwithstanding the foregoing, if the Borrower shall maintain a deposit account with the Bank for the purpose of funding the Borrower’s reimbursement obligations hereunder and which the Bank is authorized to debit to satisfy such obligations without further instruction from the Borrower (the “Reimbursement Account”), interest shall accrue at the Bank’s Prime Rate (and not at the Default Rate) on any Principal Drawing for which reimbursement is not made if at the time such reimbursement was to be paid adequate funds to make such payment were available in the Reimbursement Account.

(c) Amounts relating to tender drawings and the interest portion of drawings not reimbursed by 3:00 P.M. (prevailing Eastern time) in immediately available funds on such Business Day shall bear interest daily at the Bank’s Prime Rate plus two hundred basis points (2%) from and including the date of drawing to but excluding the date of reimbursement. Notwithstanding the foregoing, if the Borrower shall maintain the Reimbursement Account with the Bank, interest shall accrue at the Bank’s Prime Rate on any tender drawing or the interest portion of drawing for which reimbursement is not made if at the time such reimbursement was to be paid adequate funds to make such payment were available in the Reimbursement Account.

Section 2.04. Pledged Bonds.

(a) The Borrower’s obligation to reimburse the Bank for any Optional Tender Drawing or Mandatory Purchase Drawing shall be evidenced by the delivery of the Bonds to the Bond Trustee, in its capacity as custodian under the Custody, Pledge and Security Agreement, and registered in the name of the Bank or its designee or nominee as pledgee as provided in Section 4.04 of the Bond Indenture and in the Custody, Pledge and Security Agreement, it being expressly understood that during such time the Bank or its designee or nominee shall be the registered owner, as pledgee, of all such Bonds and shall have all the rights granted to owners of Bonds under the Bond Indenture and such additional rights as may be granted to the Bank thereunder and hereunder.

(b) The Borrower agrees to give (or shall cause the Bond Trustee to give) absolute priority to Pledged Bonds in selecting Bonds for redemption and remarketing pursuant to the Bond Indenture.

(c) Any payment to be made to the Bank, or to the Bank’s designee or nominee for the credit of the Bank, in connection with the remarketing of any Pledged Bonds shall be made upon prior written, electronic or telephonic notice from the Remarketing Agent to the Bank (which notice, if in electronic or telephonic form, shall be promptly confirmed in writing) not later than 3:00 P.M. (prevailing Eastern time) on the date of any such remarketing, (i) stating the amount to be paid and (ii) identifying by number the particular Pledged Bonds remarketed by the Remarketing Agent, the proceeds of the remarketing of which are to be paid to the Bank. Upon payment to the Bank of the principal amount of the remarketed Bonds, and the accrued and unpaid interest thereon, such Pledged Bonds shall be delivered or released to the Bond Trustee for redelivery to the purchasers thereof.

(d) Notwithstanding anything to the contrary contained herein, any amounts paid with respect to the principal of or interest on Pledged Bonds shall be a credit against the obligations of the Borrower set forth in Section 2.03 hereof and set forth in the Note, and such obligations shall be discharged to the extent of such payment. All payments shall be credited to accrued interest and then to principal, and to principal in the inverse order of the date of the drawing or as applicable, to which it relates.

Section 2.05. Place and Manner of Payment; Computation of Interest and Fees.

(a) All payments by the Borrower under this Agreement and the other Reimbursement Documents shall be made in lawful currency of the United States of America and in immediately available funds on the date when such payment is due. All payments to the Bank and Administrative Agent shall be made by federal wire transfer to JPMorgan Chase Bank, N.A. ABA No. 021000021, Account No. 957 082770, Reference: Trex Company (or to such other account as the Bank or Administrative Agent may specify by written notice to the Borrower) with further indication of the purpose of the payment. All payments to the Bank Participants shall be made to the Administrative Agent.

(b) In the event that the date specified for any such payment hereunder is not a Business Day, such payment shall be made not later than the next following Business Day and interest shall be paid at the rate and on the basis of calculation provided for herein on any such payment to the Business Day on which such payment is made.

(c) Computations of the Bank Prime Rate and the Default Rate shall be made by the Administrative Agent on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) elapsed. Computations of the fees hereunder shall be made by the Administrative Agent on the basis of a year of 360-days for the actual number of days in the computation period.

(d) All payments by the Borrower to the Bank and the Bank Participants shall be made free and clear of and without deduction for any present or future taxes or other amounts for or on account of levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature (including, without limitation, interest, additions to tax and penalties thereon), imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding any taxes based on the income or share capital of such Bank or Bank Participant imposed by the jurisdiction under which such Bank or Bank Participant’s principal office is located (or if such Bank or Bank Participant is acting through a branch or agency, by the jurisdiction in which such branch or agency is located) (collectively, the “Taxes”). If the Borrower shall be required to withhold or deduct Taxes from any sum payable hereunder (on behalf of any Bank or Bank Participant), (i) the sum payable shall be increased as may be necessary so that such Bank or

Bank Participant receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such necessary withholdings and deductions and (iii) the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority according to Applicable Law so that such Bank or Bank Participant shall not be required to make any deduction or payment of such Taxes. The Bank, the Bank Participants and the Administrative Agent represent that the Borrower is not currently required under Applicable Law to withhold any amounts in respect of payments to the Bank and the Administrative Agent.

(e) Any payment received by the Bank or the Administrative Agent after 3:00 P.M. (prevailing Eastern time) shall be deemed to have been received by the Bank or the Administrative Agent on the next Business Day.

(f) Subject to the provisions of Section 2.03 hereof, any payment which is not received by the Bank or the Administrative Agent on the date due shall bear interest until paid in full at the Default Rate.

Section 2.06. Increased Payments. If any change of law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority adopted after the Issuance Date (collectively a “Change in Law”):

(i) subjects the Bank or any Bank Participant to taxation with respect to this Agreement, the other Reimbursement Documents, the Letter of Credit or payment by the Borrower of principal, interest, issuance fee or annual Letter of Credit fees, administrative fees or other amounts due from the Borrower hereunder (except for any taxes on the income or share capital of the Bank or a Bank Participant),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by the Bank or a Bank Participant,

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Bank or a Bank Participant, or (B) otherwise applicable to the obligations of the Bank or a Bank Participant under this Agreement, or

(iv) imposes upon the Bank or a Bank Participant any other condition or expense with respect to this Agreement, the Letter of Credit or their making, maintenance or funding of any loan or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank or a Bank Participant with respect to this Agreement, the Letter of Credit, or the making, maintenance or funding of any loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Bank or a Bank Participant capital, taking into consideration such Bank’s or Bank’s Participant’s policies with respect to capital adequacy) by an amount which such Bank or Bank Participant deems to be material to it, then the Bank on behalf of itself or any other Bank Participant shall from time to time notify, or cause to be notified, the Borrower in writing of the effective date of such Change in Law and of the amount determined in good faith (using any reasonable averaging and attribution methods) by the Bank or Bank Participant (which determination shall be conclusive absent manifest error) to be necessary to compensate the Bank or Bank Participant for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower on the earlier of thirty (30) days after demand therefor or the next Fee Payment Date which is not less than ten (10) days after the demand therefor. A certificate by the Bank or Bank Participant as to the amount due and payable under this Section 2.06 from time to time and the method of calculating such amount shall be conclusive absent manifest error and shall be provided to the Borrower with the notice described above. The amount payable pursuant to this Section 2.06 shall be payable to the Bank in accordance with Section 2.05(a) or in accordance with such other payment instructions as the Administrative Agent shall advise the Borrower in writing.

Section 2.07. Recapture. Any interest payable pursuant to Section 2.03 or otherwise pursuant to this Agreement or the other Reimbursement Documents shall not exceed the Highest Lawful Rate. In the event any interest required to be paid hereunder at any time exceeds the Highest Lawful Rate, the portion of such interest required to be paid on a current basis shall equal such Highest Lawful Rate; provided that the difference between the amount of interest payable assuming no Highest Lawful Rate and the amount paid on a current basis after giving effect to the Highest Lawful Rate shall be carried forward and shall be payable on any subsequent date of calculation so as to result in a recovery of interest previously unrealized (because of the limitation dictated by such Highest Lawful Rate) at a rate of interest, and as part of the interest payable, that, after giving effect to the recovery of such excess and all other interest paid and accrued hereunder to the date of calculation, does not exceed such Highest Lawful Rate.

Section 2.08. Evidence of Debt. The Bank and the Administrative Agent shall maintain in accordance with their usual practices an account or accounts evidencing the indebtedness of the Borrower resulting from each drawing under the Letter of Credit and with respect thereto the amounts of principal and interest outstanding and the amounts paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made on the Note and in the accounts maintained by the Bank and the Administrative Agent shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded. In the event of a conflict among such accounts, the accounts maintained by the Administrative Agent shall control, absent manifest error.

Section 2.09. Obligations Absolute. The reimbursement obligations of the Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:

(a) any lack of validity or enforceability of the Letter of Credit, the Bonds or any of the Related Documents;

(b) any amendment, waiver of, consent to or departure from all or any of the Related Documents;

(c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Bond Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any persons or entities for whom the Bond Trustee, any such beneficiary or any such transferee may be acting), any Bank Participant, or any other person or entity, whether in connection with this Agreement, the other Reimbursement Documents, the Related Documents, the transactions contemplated herein or therein or any unrelated transaction;

(d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, unless such payment was the result of willful misconduct or gross negligence of the Bank; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.10. Appraisals. The Administrative Agent shall caused to be ordered, if deemed necessary in its sole discretion, at the sole cost and expense of the Borrower, an M.A.I. appraisal of the Mortgaged Property in compliance with the Financial Institutes Reform, Recovery and Enforcement Act of 1989 requirements, satisfactory in all respects to the Administrative Agent. The Administrative Agent shall give the Borrower thirty (30) days prior notice of its intent to order any such appraisal. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing hereunder, the Administrative shall not cause to be ordered (a) more than one such appraisal during the initial five (5) year term of the Letter of Credit and (b) more than one such appraisal during each renewal term of the Letter of Credit; provided, however, that nothing contained in this Section is intended to create an obligation on the part of the Bank to agree to any renewal of the Letter of Credit.

ARTICLE III

[RESERVED]

ARTICLE IV

CONDITIONS PRECEDENT OF ISSUANCE

Section 4.01. Documentary Requirements. The obligations of the Bank to issue the Letter of Credit and the Administrative Agent to administer the Reimbursement Documents are subject to the condition precedent that the Administrative Agent shall have received on or before the Issuance Date the following, each dated such date and in form and substance satisfactory to the Administrative Agent:

(a) Borrower Corporate Documents.

(i) Resolutions. Copies of the resolutions of the governing body of the Borrower approving the Borrower’s execution and delivery of the Reimbursement Documents and the Related Documents to which the Borrower is a party and approving the form of the Related Documents to which it is not a party and the other matters contemplated hereby certified by an officer of the Borrower as being true and complete and in full force and effect on the Issuance Date.

(ii) Articles of Incorporation. The Articles of Incorporation of the Borrower certified to be in full force and effect as of a date not more than thirty (30) days preceding the Issuance Date by an appropriate official of the state of incorporation and certified by an officer of the Borrower as being true and complete and in full force and effect on the Issuance Date.

(iii) By-laws. The By-laws of the Borrower certified by an officer of the Borrower as being true and complete and in full force and effect on the Issuance Date.

(iv) Good Standing. Certificates issued by an appropriate official of the State and the State of Delaware not more than thirty (30) days preceding the Issuance Date, stating that the Borrower is in good standing in such jurisdiction.

(v) Incumbency Certificate of the Borrower. Certificates of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Reimbursement Documents and the Related Documents to which the Borrower is a party and the other documents to be delivered by it hereunder or thereunder.

(b) Financing Documents.

(i) An executed original of:

(1) this Agreement;

(2) the Environmental Indemnity;

(3) the Commitment Letter;

(4) the Custody, Pledge and Security Agreement; and

(5) the Mortgage; and

(ii) Copies of the executed:

(1) Bond Indenture;

(2) Purchase Contract;

(3) Remarketing Agreement; and

(4) Loan Agreement.

(iii) The original executed Note.

(iv) A specimen of the Bonds.

(v) UCC Financing Statements showing the Borrower as debtor and the Bank, in its capacities as Bank and Administrative Agent, as secured party.

(vi) A copy of the Official Statement.

(c) Real Estate and Related Matters. With respect to the Mortgaged Property:

(i) Survey. An ALTA survey of the Site and Facility prepared in connection with the acquisition of the Site and Facility which survey shall be acceptable to the Administrative Agent, together with a certification of the Borrower of no material adverse change that is sufficient for issuance of the title policy (described below) without a “survey” exception. The survey shall be certified to the Administrative Agent and the title insurance company.

(ii) Zoning, Approvals, Utilities and Wetlands Exemption. Evidence of (A) satisfactory zoning and subdivision of the Site for the Facility and (B) the issuance of all necessary permits, licenses and approvals to operate and occupy the Facility, including without limitation permits, licenses and approvals required under federal, state and local laws or regulations with respect to zoning, safety, building, fire protection, storm water management, soil conservation, environmental and similar matters.

(iii) Title Policy. A mortgagee’s ALTA 1970 title policy (as amended in 1984), issued in a form and by a title company satisfactory to the Administrative Agent. The title policy will include such affirmative coverage endorsements thereto and reinsurance as requested by the Administrative Agent. The title policy shall list the Administrative Agent as an insured party and insure that the Borrower has a good and marketable fee interest in, the land, improvements and fixtures constituting the Mortgaged Property and that the Mortgage is a first priority lien on the Mortgaged Property subject only to matters approved by the Administrative Agent. The amount of insurance shall not be less than the Stated Amount of the Letter of Credit. The title policy shall insure against mechanics and materialman’s liens, shall provide “gap” coverage, shall contain no exceptions for creditors’ rights, survey, parties-in-possession or other exceptions, except as consented to by the Administrative Agent, and shall be accompanied by true and complete copies of all documents or instruments enumerated as exceptions to title and by a lien and judgment report and chattel and tax searches. The Borrower shall also provide an “insured closing letter.”

(iv) Recording. Evidence that the Mortgage has been recorded in such manner and in such places as may be required by law to fully perfect and protect the lien of the Mortgage and that all filing and recording fees and taxes, if any, have been paid or, in lieu thereof, evidence that the title policy referenced in Section 4.01(c)(iii) insures the Mortgaged Property for the period from the Issuance Date until the actual recording of the Mortgage.

(v) Perfection of Security Interests. Evidence that proper financing statements have been duly filed under the UCC in each jurisdiction as may be necessary or desirable to effectively perfect or otherwise establish the security interests in the Mortgaged Personalty created by the Mortgage in favor of the Administrative Agent, to the extent that filing or recording will accomplish perfection, and that all filing fees, if any, have been paid.

(d) Operating Budget. A copy of the Operating Budget, attached as Exhibit 5.16 hereto, reasonably acceptable to the Administrative Agent, certified by an officer of the Borrower as being accurate and complete. The Operating Budget shall provide line item expense allocations in detail sufficient to the Administrative Agent in its reasonable discretion.

(e) Environmental Report. Reports to the Administrative Agent or on which the Administrative Agent is expressly authorized to rely, prepared by an environmental consultant acceptable to the Administrative Agent, which report states that, after due investigation of the Site, there is no recognized environmental condition (as defined by ASTM 1527-E-00) that requires further investigation or remediation, except as otherwise approved of by the Administrative Agent.

(f) Regulatory Approvals. Copies of each of the Obtained Permits listed in Exhibit 5.03, in full force and effect and acceptable to the Administrative Agent, certified by an officer of the Borrower as being true and complete.

(g) Opinions. Opinions, dated the Issuance Date, addressed to the Administrative Agent on which the Administrative Agent is expressly authorized to rely:

(i) from counsel to the Borrower, in a form acceptable to the Administrative Agent as to authority, due execution, enforceability, zoning, receipt of required permits and approvals and such other matters as the Administrative Agent may reasonably request;

(ii) from bond counsel, as to the due authorization, execution, delivery and issuance of the Bonds, the tax-exemption of the Bonds, and such other matters as the Administrative Agent may reasonably request; and

(iii) from counsel to the Issuer, as to the due authorization and enforceability of the Bond Indenture, the Purchase Contract and such other matters as the Administrative Agent may reasonably request.

(h) Insurance Certificates and Letter. Insurance certificates describing all insurance policies currently in effect with respect to the Mortgaged Property and the Borrower and a certification from the Borrower to the effect that such insurance meets the requirements of Section 6.04 as of the Issuance Date.

(i) Borrower Certificate. A certificate acceptable to the Administrative Agent signed by duly authorized officers of the Borrower, dated the Issuance Date, stating that: (i) the representations and warranties of the Borrower contained in Article V and in the other Reimbursement Documents and the Related Documents to which it is a party are correct in all material respects on and as of the Issuance Date as though made on and as of such date; (ii) no petition by or against the Borrower has at any time been filed under the United States Bankruptcy Code or under any similar act; (iii) no Default or Event of Default has occurred and is continuing, or would result from the execution of this Agreement, the other Reimbursement Documents and the Related Documents to which the Borrower is a party; (iv) the Borrower has complied with all agreements and covenants and satisfied all conditions stated in this Agreement on its part to be performed or satisfied at or prior to the Issuance Date; (v) since the date of the Commitment Letter there has been no event which has caused or might reasonably be anticipated to cause a Material Adverse Effect; and (vi) the assumptions contained in the Financial Projections provided by Borrower to the Administrative Agent provide a reasonable and appropriate basis for the conclusions contained therein, and that there is no known event, circumstance or fact known to Borrower pertaining to the Facility or to management of the Borrower not disclosed by the Borrower which would have a Material Adverse Effect on the assumptions or conclusions stated in such projections.

(j) Reserved.

(k) No Violation Letter. A letter or letters from the City of Olive Branch, to the Borrower to the effect that there is no record of the Borrower being in violation of any local law, approval or permit with respect to the Facility.

(l) Trustee’s Receipt. A receipt signed by the Bond Trustee acknowledging receipt of the Letter of Credit.

(m) Taxes. Evidence that all past and current (if then due and payable) taxes and assessments applicable to the Facility or payable by the Borrower in connection with the Facility have been paid or are a Matter Contested in Good Faith.

(n) Miscellaneous. Such other instruments, documents and opinions as the Administrative Agent shall reasonably require to evidence and secure the Obligations and to comply with the provisions of this Agreement, the other Reimbursement Documents and the Related Documents and the requirements of any Governmental Authority to which any of the Bank, the Bank Participants or the Borrower is subject.

Section 4.02. Additional Conditions Precedent. The following shall have occurred on the Issuance Date:

(a) Fees and Expenses. Payment by the Borrower to the Bank and the Administrative Agent of (i) the fees payable on the Issuance Date pursuant to Section 2.02, (ii) the fees and expenses of counsel to the Bank and the Administrative Agent incurred through the Issuance Date; and (iii) the expenses of the Bank and the Administrative Agent incurred through the Issuance Date.

(b) Bonds. The Bonds shall be issued in the aggregate principal amount of $25,000,000.

(c) No Material Adverse Effect or Change. In the judgment of the Administrative Agent, (i) since the most recent date on which the Borrower has supplied information, financial or otherwise, to the Administrative Agent, there has been no event which has caused or might reasonably be anticipated to cause a Material Adverse Effect on the Borrower and (ii) since the date of the first draft term sheet delivered to the Borrower, in the judgment of the Administrative Agent, there has been no adverse change or disruption in the financial, banking or capital markets or in or affecting the syndication markets for credit facilities similar in nature to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to and for the benefit of the Bank and the Bank Participants that, as of the Issuance Date:

Section 5.01. Existence and Power. The Borrower is a Delaware corporation duly organized and existing under the laws of the State of Delaware and is authorized to do business in the State with lawful power and authority to enter into the Reimbursement Documents and the Related Documents to which it is a party. The Borrower has the power and authority to conduct its business as currently conducted and to own its assets.

Section 5.02. Regulation U; Use of Proceeds. The Borrower and its Subsidiaries do not own any “margin stock” (as defined in Regulation U). The proceeds of the Bonds will be used only for the purposes set forth in the Loan Agreement.

Section 5.03. Regulatory Authority. Attached as Exhibit 5.03 hereto is a list of all material consents, authorizations, licenses and approvals of Governmental Authorities which have been obtained by the Borrower in connection with the operation of the Facility and the Reimbursement Documents and Related Documents (the “Obtained Permits”), and such Obtained Permits constitute all requisite material consents, authorizations, licenses, filings and approvals of all Governmental Authorities which are currently necessary for the Borrower to operate the Facility in accordance with the Reimbursement Documents and the Related Documents. All filings made by the Borrower with Governmental Authorities in connection with the Obtained Permits contain complete and accurate information and all of the Obtained Permits remain in full force and effect as of the Issuance Date. The Borrower and the Facility is in compliance in all material respects with applicable federal, state and local zoning, subdivision, environmental and other Applicable Law.

Section 5.04. Due Authorization. The execution, delivery and performance by the Borrower of the Reimbursement Documents and the Related Documents to which it is a party are within the corporate power and authority of the Borrower, and have been duly authorized by all necessary corporate action of the Borrower. The Borrower has approved the form of the Related Documents to which it is not a party.

Section 5.05. Valid and Binding Obligations. The Reimbursement Documents and the Related Documents to which the Borrower is a party are valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by the Borrower’s bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting creditors’ rights generally.

Section 5.06. Noncontravention. The execution and delivery by the Borrower of the Reimbursement Documents and the Related Documents to which it is a party, and the performance of its obligations hereunder and thereunder, will not violate any existing law or result in a breach of any of the terms of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Borrower is a party or by which it or any of its property is bound or its articles of incorporation, bylaws or any of the rules or regulations applicable to the Borrower or its property or decree or order of any court or other governmental body.

Section 5.07. Official Statement. The information contained in the Official Statement as of its date is correct in all material respects and does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation is not made with respect to any information therein relating to any Person other than the Borrower or any Affiliate thereof.

Section 5.08. Pending Litigation and Other Proceedings. Except as set forth on Exhibit 5.08, there is no pending action, proceeding, inquiry or investigation against or directly involving the Borrower or any of its Subsidiaries and, to the best of the Borrower’s knowledge, there is no threatened action, proceeding, inquiry or investigation affecting the Borrower or any of its Subsidiaries which, in any case, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of any of the Reimbursement Documents or the Related Documents.

Section 5.09. Insurance. The Borrower currently maintains insurance with financially sound and reputable insurance companies that are not Affiliates of the Borrower. Such insurance is of such type and in such amounts or in excess of such amounts as are customarily insured against by companies of like size and character to those of the Borrower. There are no outstanding premiums due and payable by the Borrower with regard to any of the Borrower’s insurance policies.

Section 5.10. Adequate Assets; Franchises. The Borrower possesses or, with the passage of time in the ordinary conduct of the affairs of the Borrower, expects to possess adequate assets, franchises, licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names, as may be required to continue to conduct its business as heretofore conducted by it.

Section 5.11. Title to Assets; Priority Security Interest.

(a) The Borrower has good, indefeasible and marketable title and legal and equitable ownership of the Site described in Exhibit 5.11 and the remainder of the Mortgaged Property that exists as of the Issuance Date constituting real estate, free and clear of all Liens and adverse claims except for Permitted Encumbrances.

(b) The Borrower and each of its Subsidiaries has good, indefeasible and marketable title and legal and equitable ownership of all of its real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the balance sheet for the Borrower and its Consolidated Subsidiaries (except for properties or assets disposed of in the ordinary course of business), free and clear of all Liens and adverse claims except for Permitted Encumbrances.

(c) Upon the filing of the UCC financing statements referred to in Section 4.01(c)(v) and the filing and recordation of the Mortgage in accordance with Section 4.01(c)(iv), the lien granted by the Mortgage will be, with respect to the real property included in the Mortgaged Property, a valid mortgage lien and, with respect to the Mortgaged Personalty, a valid and perfected first priority security interest securing all Obligations of the Borrower and all amounts payable by the Borrower under the Related Documents, and such Mortgaged Property will be subject to no liens other than Permitted Encumbrances, and the Mortgage will then and thereafter be enforceable as security for the payment of all Obligations of the Borrower and all amounts payable by the Borrower under the Related Documents against the Borrower and all third parties, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights in general, and except to the extent that the remedies of specific performance and injunction may only be granted in the discretion of the court.

Section 5.12. ERISA Plans.

(a) Except where failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except where failure to comply could not reasonably be expected to have a Material Adverse Effect, each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA that could reasonably be expected to have a Material Adverse Effect.

(d) No Plan or any trust created under any such Plan has been terminated since September 2, 1974 in a manner that would result in the imposition of a Lien on the Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA that could reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect.

(e) Full payment when due has been made of all amounts which the Borrower or any ERISA Affiliate is required under the terms of each Plan or Applicable Law to have paid as contributions to such Plan as of the Issuance Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(g) Neither the Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower or any ERISA Affiliate in its sole discretion at any time without any material liability, other than liability for continuation coverage described in Part 6 of Subtitle 6 of Title I of ERISA.

(h) Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 5.13. Defaults. No Default and no Event of Default has occurred and is continuing or exists.

Section 5.14. Streets. All streets necessary for the operation of the Facility for its intended purpose have been completed.

Section 5.15. Utility Services. All utility services necessary for the operation of the Facility for its intended purpose are available at the Site, including water supply and sanitary and storm sewer facilities, electric and telephone facilities.

Section 5.16. Construction Budget. The initial Construction Budget for the Facility attached as Exhibit 5.16 (the “Construction Budget”) sets forth the true, correct and complete good faith estimate of the Borrower on the Issuance Date of all costs necessary to construct the Facility as otherwise represented to the Bank and includes sufficient amounts for payment of all financing costs and expenses in connection with the construction of the Facility.

Section 5.17. Condemnation, Etc. The Borrower has no knowledge of any condemnation, zoning or other land use regulation proceedings, either instituted or planned to be instituted, which would adversely affect the Site or use or operation of the Facility.

Section 5.18. Regulatory Restrictions on Borrowing. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or is otherwise subject to any regulations which restricts its ability to incur Indebtedness.

Section 5.19. Solvency. After giving effect to the transactions contemplated by the Reimbursement Documents and the Related Documents, the appraised value of the completed Facility, together with other property of the Borrower, will not be less than the probable liability on its debts, and the Borrower will not have unreasonably small capital to conduct its business.

Section 5.20. No Material Adverse Change. Since the most current date on which the Borrower has supplied information, financial or otherwise, to the Administrative Agent:

(a) there has been no change in the assets, liabilities, financial position or results of operations of the Borrower which constitute a Material Adverse Effect;

(b) the Borrower has incurred no obligations or liabilities which would have a Material Adverse Effect; and

(c) the Borrower has incurred no Indebtedness in excess of $250,000, other than the Obligations, the Bonds, the Material Debt listed on Exhibit 7.01 hereto or trade accounts payable arising in the ordinary course of the Borrower’s business which are not, based upon commercial terms customary for the Borrower, overdue, and has not guaranteed the obligations of any other Person.

Section 5.21. Incorporation by Reference. The representations and warranties of the Borrower contained in the other Reimbursement Documents and in the Related Documents are hereby incorporated by reference in this Agreement, and the representations and warranties made by the Borrower in such sections are hereby made for the benefit of the Bank and the Bank Participants.

Section 5.22. Accuracy of Information. All information, reports and other papers and data with respect to the Borrower, the Mortgaged Property and the Facility furnished to the Administrative Agent are complete and correct in all material respects, to the extent necessary to give the Administrative Agent true and accurate knowledge of the subject matter. No fact is known to the Borrower which, in the Borrower’s judgment, may have a Material Adverse Effect which has not been set forth in the Official Statement or in such other information, reports, papers and data disclosed in writing to the Administrative Agent. No document furnished or statement made by the Borrower in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a fact material to its creditworthiness or omits to state a material fact necessary in order to make the statements contained therein not misleading.

Section 5.23. Subsidiaries.

(a) Exhibit 5.23 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein). Except as set forth on Exhibit 5.23, each such Subsidiary is, and in the case of any additional Subsidiaries formed after the Issuance Date, will be a Wholly-Owned Subsidiary that is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and have all powers and material Governmental Approvals required to carry on its business as now conducted.

(b) Except as set forth on Exhibit 5.23, neither the Borrower nor any of its Subsidiaries are engaged in any joint venture or partnership with any other Person.

(c) All outstanding shares, member interests or equivalent equity interests, as applicable, of each Subsidiary (i) that is a Domestic Subsidiary have been duly authorized and validly issues and are fully paid and nonassessable and (ii) that is a Foreign Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable to the extent such concepts are applicable under the law of such Foreign Subsidiary’s jurisdiction of formation.

(d) Except as set forth on Exhibit 5.23, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever which are convertible into, exchangeable for or otherwise permit or provide for the issuance of capital stock of the Borrower or any of its Subsidiaries.

Section 5.24. Reliance by the Bank and any Bank Participants. All representations and warranties made in this Agreement are made with the understanding that the Bank and any Bank Participants are relying upon the accuracy of such representations and warranties. Notwithstanding that the Bank and any Bank Participants may conduct their own investigation as to some or all of the matters covered by the representations and warranties in the Reimbursement Documents and the Related Documents, and any certificates, information, opinions or documents delivered in connection therewith, the Bank and any Bank Participants are entitled to rely on all representations and warranties as a material inducement to extend the credit evidenced by the Reimbursement Documents.

Section 5.25. Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all United States federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it which have become due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than those not yet due and except for those which are Matters Contested in Good Faith. Each of the Borrower and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower and in accordance with Generally Accepted Accounting Principles) for the payment of all federal, state and foreign income taxes applicable for all prior years and for the current Fiscal Year to the Issuance Date.

Section 5.26. Intellectual Property. Each of the Borrower and its Subsidiaries owns or possesses or holds under valid licenses all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights that are necessary for the operation of their respective properties and businesses, and neither the Borrower nor any of its Subsidiaries is in violation of any provision thereof. Except as set forth in Exhibit 5.26, the Borrower and its Subsidiaries conduct their business without infringement or claim of infringement of any material license, patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right, in each case which could reasonably be expected to have a Material Adverse Effect.

Section 5.27. No Burdensome Restrictions. No contract, lease, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of its property is bound or affected, no charge, restriction, judgment, decree or order and no provision of applicable law or governmental regulation have had or are reasonably expected to have a Material Adverse Effect.

Section 5.28. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital and operating expenditures required for cleanup or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any licenses, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted at any such facility, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials (as defined in the Environmental Indemnity), and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 5.29. Employee Relations. Each of the Borrower and its Subsidiaries has a reasonably stable work force in place. The Borrower knows of no pending, threatened or contemplated strikes, work stoppages, job actions or other collective labor disputes involving its employees or those of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.30. Documents Evidencing Indebtedness. Except for those documents made publicly available in the filings made by the Borrower with the Securities and Exchange Commission, the Borrower has provided to the Administrative Agent copies of all loan agreements and other documents evidencing Material Debt of the Borrower.

ARTICLE VI

AFFIRMATIVE COVENANTS OF THE BORROWER

So long as this Agreement has not been terminated or any Obligations are due and owing the Borrower covenants to and for the benefit of the Bank and the Bank Participants to comply with the provisions contained in this Article VI unless the Administrative Agent shall otherwise consent in writing:

Section 6.01. Reporting Requirements. The Borrower shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower in accordance with

Generally Accepted Accounting Principles consistently applied, and will furnish to the Administrative Agent, and if requested by the Administrative Agent, to the Bank Participants, the following:

(a) Annual Financial Statements. As soon as available, and in any event within 75 days after the close of each Fiscal Year of the Borrower, the Borrower hereby covenants and agrees that it shall deliver, or shall cause to be delivered, the complete audited financial statements of the Borrower including the balance sheet as of the end of such Fiscal Year and the related statements of revenues and expenses and cash flows for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail, certified and prepared by Ernst & Young, LLP or any other independent certified public accountant reasonably acceptable to the Administrative Agent. Such financial statements shall be accompanied by an opinion of a certified public accountant, which opinion shall be signed by such certified public accountant. The opinion of the certified public accountant shall be free of exceptions or qualifications not reasonably acceptable to the Administrative Agent and, in any event, shall be free of any exception or qualification which is of “going concern” or like nature or which relates to a more limited scope of examination and shall be otherwise reasonably acceptable to the Administrative Agent. Such opinion shall in any event contain a written statement of the certified public accountant substantially to the effect that (i) said certified public accountant has examined the financial statements in accordance with Generally Accepted Accounting Principles and accordingly made such tests of accounting records and such other auditing procedures as the certified public accountant considered necessary under the circumstances and (ii) in the opinion of the certified public accountant such financial statements present fairly the financial position of the Borrower as of the end of such Fiscal Year and the results of the Borrower’s operations and changes in cash flows for such Fiscal Year, in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding Fiscal Year. Such financial statements shall also be accompanied by copies of any management letters delivered by such certified public accountant to the Borrower.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after each of the first three fiscal quarters in each Fiscal Year of the Borrower, the Borrower hereby covenants and agrees that it shall deliver, or shall cause to be delivered, the unaudited financial statements of the Borrower, prepared by management of the Borrower, and in a form comparable to those described in paragraph (a) above. All of said financial statements shall be certified by the chief financial officer of the Borrower as presenting fairly the financial position of the Borrower as of such dates and fiscal periods and the results of its operations and cash flows for such fiscal periods, in conformity with Generally Accepted Accounting Principles applied in a manner consistent with that of the most recently furnished audited financial statements, subject to normal and recurring year-end audit adjustments.

(c) Operating Budget. Together with the submission of the annual financial statements described in paragraph (a) above, an annual Operating Budge for the upcoming Fiscal Year, certified by the chief financial officer of the Borrower, which shall include the prior Fiscal Year’s budget to actual expenses.

(d) Certificate of Compliance. Simultaneously with the delivery of each set of financial statements referred to in Section 6.01(a) and (b), a certificate signed by the chief financial officer of the Borrower, substantially in the form of Exhibit 6.01(d) attached hereto, stating, among other things, that (i) under his or her supervision the Borrower has made a review of its activities during the preceding annual or quarterly period, as the case may be, for the purpose of determining whether or not the Borrower has complied with all of the terms, provisions and conditions of this Agreement, (ii) to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant, provision and condition of this Agreement on its part to be performed and no Default or Event of Default has occurred, or if a Default or Event of Default has occurred such certificate shall specify each such Default or Event Default, the nature and status thereof and any remedial steps taken or proposed to correct such default and (iii) that the financial statements being submitted are true, correct and complete in all material respects.

(e) Insurance Certification. Simultaneously with the delivery of each set of annual financial statements referred to in Section 6.01(a), a certificate, dated the date of furnishing, signed by the chief financial officer of the Borrower, to the effect that the Borrower’s insurance is in compliance with Section 6.04.

(f) Audit Letters. Simultaneously with the delivery of each set of audited financial statements referred to in Section 6.01(a), a complete copy (together with any and all exhibits, reports, letters and schedules referenced therein) of the annual management letter of recommendations provided by the independent certified public accountants in connection with such annual audited financial statements.

(g) Other Reports. Promptly after the furnishing thereof, a copy of any financial statement or report furnished to the Bond Trustee or any other holder of the securities of the Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.01.

(h) Governmental Filings. Promptly upon the filing thereof, a copy of any material filing made by the Borrower with any Governmental Authority pursuant to the Applicable Law relating to Facility.

(i) Licensure and Inspections. As soon as available, copies of each annual licensure or other inspection report of the Facility by any Governmental Authority.

(j) Amendments to Other Documents. Promptly upon execution of any amendment, modification or supplement to any of the Related Documents, a true and correct copy of such amendment, modification or supplement.

(k) Annual Opinion of Counsel. Within sixty (60) days after the end of the calendar year ending December 31, 2009 and within sixty (60) days of the end of every fifth year thereafter, an opinion of counsel addressed to the Bank and the Bank Participants (i) stating that such action has been taken with respect to the filing, recording re-filing and re-recording of the Reimbursement Documents and Related Documents or financing statements and continuation statements with respect thereto as is necessary to perfect or preserve the liens on and security interests in and to the collateral purported to be created in connection with the Reimbursement Documents and Related Documents, and reciting the details of such action or referring to prior opinions of counsel in which such details are given and (ii) stating what, if any, action of the foregoing nature may reasonably be expected to become necessary during the next succeeding twelve (12) months in order to perfect or continue the perfection of the liens on and security interests in the collateral purported to be created in connection with the Reimbursement Documents and Related Documents.

(l) Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower, the Mortgaged Property or the Facility as the Administrative Agent may from time to time reasonably request.

(m) Internal Revenue Service. Promptly upon sending or receiving any correspondence to or from the Internal Revenue Service concerning the tax-exempt status of the Bonds, a copy of such correspondence.

(n) SEC Filings. Promptly upon the distribution thereof, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public security holders generally and (ii) each regular or periodic report, registration statement (without exhibits other than on Form S-8) and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC and of all press releases and other written communications available generally by the Borrower or any Subsidiary to the public concerning material developments or developments that could reasonably be expected to have a Material Adverse Effect.

Section 6.02. Remarketing of Bonds. The Borrower shall require the Remarketing Agreement or the Bond Indenture to contain a provision requiring the remarketing of the Bonds in the following order of priority: (a) Pledged Bonds; (b) Borrower Bonds; and (c) any other Bonds.

Section 6.03. Notices. The Borrower shall provide to the Administrative Agent:

(a) Notice of Default. Immediately upon becoming aware thereof, notice by telephone, promptly confirmed in writing, of any event, action or failure to take any action which constitutes a Default or Event of Default.

(b) ERISA. Promptly after becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, a written notice signed by the chief executive officer or chief financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto and, when known, any action proposed to be taken by any Governmental Authority with respect thereto.

(c) Litigation; Arbitration. Prompt written notice of all actions, suits and proceedings before any Governmental Authority or other governmental commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration body or authority, against or involving the Borrower, any member of Borrower, any of the Borrower’s Subsidiaries, the Mortgaged Property or the Facility which involve claims which could reasonably be expected to have a Material Adverse Effect.

(d) Material Adverse Effect. Promptly after becoming aware thereof, the Borrower shall provide the Administrative Agent with written notice of any event which has or the Borrower reasonably anticipates will have a Material Adverse Effect.

(e) Difficulty in Obtaining Labor or Materials. Prompt written notice of (i) any material difficulty in obtaining labor or materials for the Facility in a timely manner, any condemnation or casualty or any other matter which would have a Material Adverse Effect on the operations of the Facility or (ii) any threatened or actual work stoppage at the Facility.

(f) Claimed Default. Promptly upon receipt of any notice from, or the taking of any action by, the holder of any Indebtedness of the Borrower with respect to a claimed default, copies of such notice or a report of such action.

(g) Disputes. Promptly upon (i) receipt by the Borrower, a copy of any written notice from a party to any contract with Borrower of any dispute thereunder which could reasonably be expected to have a Material Adverse Effect and (ii) transmission by the Borrower, a copy of any written notice sent by the Borrower to a party to any contract with Borrower of any dispute thereunder which could reasonably be expected to have a Material Adverse Effect.

Section 6.04. Insurance.

(a) General. The Borrower shall continuously insure the Mortgaged Property with financially sound and reputable insurance companies that are not Affiliates of the Borrower against fire (with extended coverage) in the full insurable value of the Mortgaged Property, and against such other casualties and in such other amounts as required by the Administrative Agent. The policies shall be of such type and in such amounts (and with such risk retentions and with such deductibles) or in excess of such amounts as are customarily carried by and insures against such risks as are customarily insured against by businesses of like size and character to the Borrower.

(b) Business Interruption. In addition to the insurance requirements set forth in clause (a), the Borrower will maintain not less than $64,000,000 of business interruption insurance at all times (or such lesser amount as the Administrative Agent may agree to in its reasonable discretion).

(c) Title Insurance. In addition to the insurance requirements set forth in clauses (a) and (b), the Borrower will obtain title insurance in the Stated Amount of the Letter of Credit insuring the interest of the mortgagee in the Mortgaged Property and the priority of the mortgage lien created by the Mortgage.

(d) Coverage. No policy of insurance shall be so written that the proceeds thereof will produce less than the minimum coverage required by the preceding clauses, by reason of co-insurance provisions or otherwise, without the prior written consent of the Administrative Agent. The term “full insurable replacement value” shall mean the actual replacement cost of the Mortgaged Property (excluding foundation and excavation costs and costs of underground flues, pipe, drains and other uninsurable items).

(e) Cancellation; Insureds. All policies of insurance shall provide that they may not be canceled, the coverages reduced, the deductibles increased or otherwise modified adversely to the interests of the Bank and the Bank Participants without at least thirty (30) days’ prior written notice to the Administrative Agent. The casualty and liability insurance policies relating to the Mortgaged Property shall name the Administrative Agent as an additional insured and a loss payee. The insurance shall require that all insurance proceeds resulting from any casualty claim relating to the Mortgaged Property be paid to the Administrative Agent for the benefit of the Bank and the Bank Participants. All policies of property insurance required hereunder, by naming the Administrative Agent as mortgagee, shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of said policy, notwithstanding any act of the owner of the property which might otherwise result in forfeiture of said insurance.

(f) Copies of Policies. Originals or certified copies of the original policies, including all endorsements of all such policies, shall be deposited with the Administrative Agent, provided that in lieu of such policies there may be deposited with the Administrative Agent an original certificate or certificates of the respective insurers originally executed by the authorized agent(s) attesting the fact that the insurance required by this Section 6.04 is in full force and effect and clearly reflecting all coverages, amounts and deductibles. At least five (5) days prior to the expiration of any such policy, the Borrower shall furnish the Administrative Agent evidence satisfactory to the Administrative Agent that the policy has been renewed or replaced or is no longer required by this Agreement.

(g) Blanket Policies. In lieu of separate policies, the Borrower may maintain blanket or umbrella policies if such policies provide the same coverage required by this Section 6.04 with protection against each risk and meeting all the other requirements stated herein and the Borrower deposits with the Administrative Agent a certificate or certificates of the respective insurers evidencing such coverage and otherwise meeting the requirements stated herein.

(h) Unexpired Policies. The Borrower’s rights, if any, to all unexpired insurance policies, including any right to unearned premiums applicable to the Mortgaged Property and all proceeds thereof, shall inure to the benefit of, and pass to the purchaser of, the Mortgaged Property at any foreclosure or trustee’s sale conducted pursuant to the terms of the Mortgage.

(i) Self Insurance. With the approval of the Administrative Agent, the Borrower may implement an alternative plan for providing against any risks otherwise required hereunder to be insured against under commercial insurance policies, which alternative plan may include a self-insurance or captive insurance company program, but only upon delivery to the Administrative Agent of: (i) a copy of the alternative plan, together with a written description of the plan developed by the Borrower, stating the estimated cost thereof and describing the method of operation of such plan and (ii) a written evaluation by the Insurance Consultant of such alternative plan stating that in its opinion, (A) such alternative plan is in compliance with all applicable laws of the State and Governmental Authorities having jurisdiction and (B) such alternative plan will provide adequate reserves against the risks, and affords protection which, under the circumstances, is substantially similar to (or better than) the insurance coverage that is to be replaced thereby. So long as the Borrower is exercising any of the options permitted by this subsection (i), it shall engage an Insurance Consultant within 90 days after the commencement of each Fiscal Year to certify as to the requirements of clause (ii) hereof.

Section 6.05. Maintenance of Mortgaged Property. The Borrower shall maintain and preserve the Mortgaged Property in good repair and operating condition (reasonable wear and tear excepted), making from time to time all necessary repairs thereto and renewals and replacements thereof. The Borrower may make such replacements, additions, modifications and improvements to the Mortgaged Property as it deems necessary or desirable, subject to the following conditions:

(a) no building or buildings shall be demolished or removed nor shall any alteration to the Mortgaged Property be made which would substantially impair the structural strength, utility or market value thereof without in each case the prior written consent of the Administrative Agent; and

(b) all alterations to the Mortgaged Property shall be located wholly within the boundary lines of the real property of the Mortgaged Property and shall become a part of the Mortgaged Property.

Section 6.06. Preservation of Lien; Recordation of Interest. The Borrower shall take all necessary action to maintain and preserve the lien and security interest of the Mortgage. The Borrower shall cause to be filed, registered and recorded all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to fully preserve and protect the lien and security interest granted by the Borrower in, and all rights of the Bank and the Bank Participants granted by the Borrower with respect to, the Mortgaged Property, the Reimbursement Documents and the Related Documents. The Borrower shall, upon the request of the Administrative Agent, from time to time, execute and deliver and, if necessary, file such further instruments and take such further action as may be reasonably necessary to effectuate the provisions of the Reimbursement Documents and the Related Documents or to protect the interests of the Bank and the Bank Participants in the Mortgaged Property. Except to the extent it is exempt therefrom, the Borrower will pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Reimbursement Documents, the Related Documents and such instruments of further assurance.

Section 6.07. Payment of Taxes; Removal of Liens. The Borrower shall pay all assessments or other governmental charges as the same respectively become due, all taxes and payments in lieu of taxes, assessments (general or special) and governmental charges of any kind whatsoever that may be at any time lawfully assessed or levied against or with respect to the Borrower or the Mortgaged Property or any interest thereon and promptly discharge or cause to be discharged all liens, encumbrances and charges on the Mortgaged Property, or any part thereof, other than Permitted Encumbrances. Notwithstanding the previous sentence, the Borrower shall not be required to pay any tax, charge, assessment or imposition nor to remove any Lien, nor to comply with any Applicable Law, with respect to any Matters Contested in Good Faith. Notwithstanding the foregoing, if the Administrative Agent shall notify the Borrower that, in the opinion of counsel to the Administrative Agent, by nonpayment of any of the foregoing items the lien of the Mortgage could reasonably be expected to be materially endangered or any of the properties of the Borrower or any substantial part thereof could reasonably be expected to be subject to loss or forfeiture, then the Borrower shall promptly pay all such unpaid items and cause them to be satisfied and discharged.

Section 6.08. Right of Entry. Upon reasonable prior notice, the Borrower shall permit the duly authorized representatives of the Bank and the Bank Participants during normal business hours to enter the Mortgaged Property, or any parts thereof, to examine and copy the Borrower’s financial and corporate books, records and accounts, and to discuss the affairs, finances, business and accounts of the Borrower with the Borrower’s officers, directors and employees to monitor compliance with the provisions of the Reimbursement Documents and the Related Documents.

Section 6.09. Licensure.

(a) The Borrower shall maintain all permits required for the occupancy, operation and use of the Facility.

(b) The Borrower shall effect any changes to the operation of the Facility which are necessary to obtain or maintain such Permits. Upon any loss of any such Permit, the Borrower shall immediately send to the Administrative Agent a statement setting forth the reasons given by the Governmental Authority and the actions taken or proposed to be taken to obtain or restore such Permit.

Section 6.10. Reserved.

Section 6.11. Fixed Charge Coverage Ratio. The Borrower will not, as end of any fiscal quarter, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than 1.50 to 1.00.

Section 6.12. Leverage Ratios.

(a) The Borrower will not, as of the end of any calendar month, permit the ratio of Funded Net Debt to Total Consolidated Capitalization, as a percentage, to exceed 50%.

(b) The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Funded Net Debt to Consolidated EBITDA for the four-quarter period ended as of the end of such fiscal quarter to exceed 2.50 to 1.00.

Section 6.13. Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth at not less than the sum of (a) $100,000,000, (ii) 100% of the net proceeds of all stock issued after the Issuance Date, plus (c) 50% of Consolidated Net Income after June 30, 2004 (taken as one accounting period), but excluding from such calculation of Consolidated

Net Income for purposes of this clause (c) any quarter in which Consolidated Net Income is negative.

Section 6.14. Hazard and Condemnation Proceeds. The Borrower will apply, or cause to be applied, Net Proceeds in accordance with the Mortgage.

Section 6.15. ERISA Compliance. Except where failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall use its best efforts to cause its ERISA Affiliates to, in a timely fashion, comply with all requirements of ERISA and the Code, including but not limited to paying all contributions required to meet the minimum funding standards set forth in ERISA and the Code with respect to each Plan and to file all annual reports and other disclosures required to be filed pursuant to ERISA or the Code in connection with each Plan. The Borrower shall not terminate or take any other action with respect to, or permit any ERISA Affiliate to terminate or take any other action with respect to, any Plan so as to result in any liability of the Borrower to the PBGC that could reasonably be expected to have a Material Adverse Effect.

Section 6.16. Compliance with Laws. The Borrower shall comply in all material respects with all Applicable Laws except for Matters Contested in Good Faith and except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.17. Compliance with Other Agreements. The Borrower will pay, perform and discharge, and will cause each of its Subsidiaries to pay, perform and discharge, at or before their respective due dates, (a) all their respective obligations, liabilities and indebtedness, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of their properties or assets which could reasonably be expected to have a Material Adverse Effect and (b) all lawful taxes, assessments and changes or levies made upon their properties or assets, by any Governmental Authority, except where the item is a Matter Contested in Good Faith.

Section 6.18. Compliance with Related Documents. The Borrower shall comply in all material respects with the terms and conditions of the Related Documents.

Section 6.19. Costs of Appraisal. The Borrower shall pay all reasonable costs and expenses incurred by the Administrative Agent in connection with any appraisals ordered pursuant to Section 2.10 hereof.

Section 6.20. Investments. The Borrower shall invest all amounts on deposit in the funds and accounts established under the Bond Indenture in Permitted Investments. In the event that any such investment shall cease to meet the requirements of a Permitted Investment, the Borrower shall promptly notify the Administrative Agent in writing of the amount and the circumstances and, unless the Administrative Agent shall otherwise advise the Borrower, the Borrower shall liquidate such investment and reinvest the proceeds thereof in a Permitted Investment within ten (10) days of the notice.

Section 6.21. Guaranty by Material Subsidiary. The Borrower shall cause any Material Subsidiary which is created to guarantee the Obligations of the Borrower hereunder.

Section 6.22. Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Section 7.02, the Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries (or complementary thereto), and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises (including without limitation their qualification and good standing) necessary or desirable in the normal conduct of business.

Section 6.23. More Favorable Covenants. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in BBT Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Administrative Agent, to the lender or lenders under the BBT Agreement than are the terms of this Agreement to the Bank and the Bank Participants, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Administrative to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Administrative Agent has waived in writing its rights under this Section 6.23, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the BBT Agreement for purposes of determining the rights and obligations hereunder.

Section 6.24. Additional Guaranty Agreement Documentation.

(a) If, at any time after the date hereof, (i) any of the Borrower’s Subsidiaries becomes a Material Subsidiary or (ii) the Borrower forms or acquires any Material Subsidiary, then the Borrower shall provide the following documentation to the Administrative Agent:

(i) a guaranty of the Material Subsidiary that guarantees the Obligations, in form and substance acceptable to the Administrative Agent, and duly executed by such Material Subsidiary;

(ii) a certificate from the chief executive officer, chief financial officer or treasurer of such Material Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all representations and warranties of such Material Subsidiary contained in the guaranty are true, correct and complete in all material respects; that such Material Subsidiary is not in violation of any of the covenants contained in the guaranty; and that no Default or Event of Default has occurred and is continuing or, after giving effect to its execution and delivery of the guaranty, will occur;

(iii) a certificate of the secretary or other appropriate officer or authorized person of such Material Subsidiary certifying as to the incumbency and genuineness of the signature of each officer or authorized signer of such Material Subsidiary executing the guaranty and certifying that attached thereto is (A) a true and complete copy of the articles of incorporation, articles of organization, partnership agreement or equivalent organizational document of such Material Subsidiary, and all amendments thereto, certified as of a recent date by the appropriate governmental official of its jurisdiction of formation; (B) a true and complete copy of the bylaws, operating agreement, or equivalent agreement of such Material Subsidiary as in effect on the date of such certification; (C) a true and complete copy of the resolutions duly adopted by the board of directors, members, managers or equivalent governing body of such Material Subsidiary authorizing the execution, delivery and performance of the guaranty; and (D) a true and complete copy of each certificate required to be delivered pursuant to Section 6.24(a)(iv) hereof;

(iv) a certificate of good standing of such Material Subsidiary as of a recent date from the appropriate governmental official of its jurisdiction of formation and in each other jurisdiction where such Material Subsidiary is qualified to do business;

(v) a favorable opinion of counsel to such Material Subsidiary addressed to the Administrative Agent in form and substance satisfactory to the Administrative Agent in the exercise of its reasonable discretion with respect to such Material Subsidiary and the guaranty, and such other matters as the Administrative Agent shall request; and

(vi) such other documents, instruments, certificates, opinions and other information as the Bank shall reasonably request.

(b) The Borrower shall pay on demand all reasonable out-of-pockets fees and expenses of the Administrative Agent, including without limitation the reasonable fees and expenses of counsel to the Administrative Agent, incurred in connection with the execution and delivery of a guaranty by a Material Subsidiary and the related documents, agreements, certificates and opinions described in this Section 6.24.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants to the Bank and the Bank Participants unless the Administrative Agent shall agree otherwise in writing, as follows:

Section 7.01. Incurrence of Additional Indebtedness. The Borrower shall not create, incur, assume or suffer to exist or permit any Subsidiary to create incur, assume or suffer to exist, any Debt, except (a) Debt owing to the Bank or the Bank Participants; (b) Material Debt existing on the Issuance Date and described on Exhibit 7.01, and any extension, renewal or refinancing of such Material Debt, provided that any such extension, renewal or such refinancing (i) does not increase the principal amount of such Material Debt at the time of such extension, renewal or refinancing and (ii) is on terms substantially similar to, and no more restrictive than, the original terms of such Material Debt; (c) Debt outstanding under the BBT Agreement and under the Notes (as defined in the BBT Agreement) and the Subsidiary guarantees required pursuant thereto; (d) Debt outstanding under the Note Agreement and under the Notes (as defined in the Note Agreement) and the Subsidiary guarantees required pursuant thereto; (e) Debt owing from the Borrower to a Wholly-Owned Subsidiary, from a Wholly-Owned Subsidiary to the Borrower, or from one Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary; (f) additional Facility Debt incurred after the Issuance Date, provided that at the time such additional Facility Debt is incurred (i) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such Facility Debt and (ii) the aggregate principal amount of such additional Facility Debt is not greater than $10,000,000; and (g) in addition to Debt permitted by clauses (a) through (f) above, Debt incurred after the Issuance Date, provided that at the time such additional Debt is incurred, (i) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such additional Debt, (ii) the Funded Net Debt to Total Consolidated Capitalization Ratio both immediately prior to the occurrence of such additional Debt shall be at least three percentage points lower than the maximum Funded Net Debt to Total Consolidated Capitalization Ratio required by Section 6.12(a) on the date of the incurrence of such additional Debt and (iii) the Funded Net Debt to Consolidated EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such Debt shall be at least 0.5 lower than the maximum Funded Net Debt to Consolidated EBITDA Ratio required by Section 6.12(b) on the date of the incurrence of such additional Debt. Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 7.01 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such Person existing immediately after it becomes a Subsidiary.

Section 7.02. Consolidation, Merger, Sale and Conveyance.

(a) Neither the Borrower nor any Subsidiary will, without the prior written consent of the Administrative Agent, consolidate or merge with or into any other Person, provided that so long as no Default or Event of Default shall have occurred or will occur after giving effect thereto, (i) a Subsidiary may merge into the Borrower if the Borrower is the surviving entity and (ii) the Borrower or any Subsidiary may merge into or consolidate with another Person if the Borrower or such Subsidiary, as the case may be, is the entity surviving such merger or consolidation.

(b) Neither the Borrower nor any Subsidiary will, without the prior written consent of the Administrative Agent, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale leaseback or similar transaction), whether now owned or hereafter acquired except:

(i) the sale of Inventory in the ordinary course of business;

(ii) provided that no Default of Event of Default has occurred or would occur as a result of the consummation of such sale or other disposition, the sale or other disposal of assets (but specifically excluding the real property and the improvements thereon encumbered by the Mortgage) for fair market value which the Borrower determines are no longer needed for the operation of the business of the Borrower and its Subsidiaries; provided that the aggregate net book value of assets so disposed of shall not exceed $2,500,000 in any Fiscal Year; provided further that if the Borrower or the applicable Subsidiary acquires fixed assets useful and intended to be used in the operation of the business of the Borrower and its Subsidiaries, such fixed assets have an actual out-of-pocket cost equal to or greater than the proceeds resulting from such sale or other disposition, and such fixed assets are acquired within 210 days of such sale or other disposition, such sale or other disposition shall be excluded from the calculation of the amount in this clause (ii);

(iii) provided that no Default or Event of Default has occurred or would occur as a result of such sale or other disposition, the sale, lease, transfer or other disposition of any assets of any Subsidiary to the Borrower or a Wholly-Owned Subsidiary;

(iv) provided that no Default or Event of Default has occurred and notwithstanding any other provision of this Agreement or in any of the other Reimbursement Documents or Related Documents, upon thirty (30) days prior written notice to the Administrative Agent, (A) the Borrower may create a Wholly-Owned Subsidiary (the “IP Subsidiary”) and transfer thereto all patents, trademarks, copyrights and other intellectual property of the Borrower (the “IP”); provided, however, that the IP Subsidiary shall execute and deliver to the Administrative Agent, or cause to be executed and delivered to the Administrative Agent, all of the documentation required by Section 6.24, if any and (B) the IP Subsidiary may license the IP to the Borrower, subject to Section 7.14 hereof; and

(v) the Borrower may terminate the corporate or other existence of DENPLAX, S.A. and surrender its equity interest in DENPLAX, S.A. for no consideration, provided that no Default or Event of Default has occurred or would occur as a result of such termination of existence or surrender of equity interest, and further provided that such termination of existence and surrender of equity interest is deemed prudent in the reasonable business judgment of the Borrower.

Section 7.03. Investments; Acquisitions.

(a) Investments. Neither the Borrower nor any Subsidiary will hold, make or acquire any Investment in any Person, except:

(i) the Borrower and any Subsidiary may invest in cash and Cash Equivalents;

(ii) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii) the Borrower and any Subsidiary may acquire and own investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and supplies arising in the ordinary course of business;

(iv) the Borrower and any Subsidiary may make loans and advances to any employees, officers, directors, managers, shareholders, or members of their immediate families, and to current and/or prospective customers and/or vendors in the ordinary course of business (excluding receivables arising in the ordinary course of business), provided such loans and advances do not exceed at any time, in the aggregate, $500,000;

(v) any Acquisition permitted by Section 7.03(b);

(vi) the Borrower may invest up to $300,000 in addition to its existing investment in Winchester Capital, Inc.;

(vii) the Borrower may invest up to $500,000 in the aggregate, in addition to the value of the IP to be contributed thereto, in the IP Subsidiary;

(viii) the Borrower and/or any Subsidiary may invest in Trex Wood Polymer Espana, S.L., in DENPLAX, S.A. and/or in additional to-be-formed Foreign Subsidiaries and Foreign Joint Ventures, provided that the total investment in all such Foreign Subsidiaries and Foreign Joint Ventures, exclusive of the investment as of the Issuance Date in Trex Wood Polymer Espana, S.L. and the investment as of the Issuance Date of Trex Wood Polymer Espana, S.L. in DENPLAX, S.A., shall not at any time exceed $3,000,000;

(ix) any Subsidiary may invest in the Borrower; and

(x) the Borrower may hold other Investments not set forth in sub-clauses (i) to and including (ix) above in an aggregate amount not to exceed $15,000,000 at any time; provided, however, that (A) with respect to the Investments described in sub-clauses (iv), (vi), (vii) and (viii) above, the limits set forth therein may not be exceeded, and (B) any amount invested pursuant to sub-clause (viii) above shall reduce dollar-for-dollar the amount available for other Investments under this sub-clause (x).

(b) Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Acquisition transaction, except that the Borrower and any Subsidiary may (i) acquire all or a material portion of the assets of a Person and (ii) own, purchase or acquire stock, obligations or securities of a Person which following such purchase or acquisition is a Wholly-Owed Subsidiary if (A) the Person being acquired (or whose assets are being acquired) is in the same general type of business as the Borrower (or complementary thereto); (B) the aggregate cash consideration (exclusive of all Debt of such Person being acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments) paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with any Acquisition (or series of related Acquisitions) shall not exceed $10,000,000 during any Fiscal Year of the Borrower and (2) in connection with all Acquisitions shall not exceed $15,000,000 for the period from the Issuance Date to the Stated Expiration Date, (C) the aggregate consideration (including all Debt of such Person being Acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with all Acquisitions shall not exceed $20,000,000 during any Fiscal Year of the Borrower and (2) in connection with all Acquisitions shall not exceed $30,000,000 for the period from the Issuance Date to the Stated Expiration Date; (D) (1) the ratio referred to in Section 6.12(a) both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall be at least three percentage points lower than the maximum such ratio required by Section 6.12(b) on the date of such proposed Acquisition and (2) the Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio shall be at least 0.5 lower than the maximum such ratio required by Section 6.12(b) on the date of the proposed Acquisition; (E) no Default or Event of Default has occurred or will occur as a result of the Acquisition of such Person; and (F) the Borrower shall have provided the Administrative Agent not less than ten (10) Business Days before the consummation of such Acquisition a certificate in form and substance satisfactory to the Bank that certifies as to each of the items in clauses (A), (B), (C), (D) and (E) of this Section 7.03(b) and includes both pro forma financial statements that demonstrate compliance with clause (D) of this Section 7.03(b) and consolidated financial statements for the Borrower and its Subsidiaries that demonstrate compliance with each of the financial covenants contained in Sections 6.11, 6.12 and 6.13 hereof immediately prior to and after giving effect to such Acquisition, and the Administrative Agent shall have accepted as correct prior to the consummation of such Acquisition such certificate and the calculations and assumptions contained therein and in the financial statements included therewith.

Section 7.04. Mortgage, Security Interests and Encumbrances.

(a) Except for Permitted Encumbrances, the Borrower shall not mortgage, grant a deed of trust or mortgage lien upon, pledge, grant a security interest in, make an assignment of, create, incur, assume or suffer to exist any Lien upon or with respect to the Mortgaged Property.

(b) Except for Permitted Encumbrances, the Borrower shall not grant any security interest in any of its assets except (i) as the same may be granted to the Bank on a pari passu basis and (ii) that the Borrower shall be permitted to grant a purchase money security interest in fixtures and equipment to creditors providing financing for the purchase of such fixtures and equipment, provided that the amount of such Indebtedness does not exceed the purchase price of such fixtures and equipment and provided further that the lien so granted does not extend to any assets of the Borrower not acquired with such purchase money Indebtedness.

(c) The Borrower shall not sell the Mortgaged Property or assign any right to receive income from the sale, lease, use or other disposition of the Mortgaged Property, or file or permit the filing of any financing statement covering any of the Mortgaged Property under the Uniform Commercial Code as in effect in any applicable jurisdiction or any other similar notice of Lien under any similar recording or notice statute, provided that the provisions of this Section 6.07 shall not prevent the creation, incurrence, assumption or existence of Permitted Encumbrances.

Section 7.05. Amendments. The Borrower shall not amend, modify, terminate or supplement, nor agree to any amendment or modification of, or supplement to, any of the Related Documents except to the extent permitted by this Agreement.

Section 7.06. Compliance With ERISA. The Borrower shall not terminate or take any other action with respect to, or permit any of its shareholders or any Affiliate or Subsidiary to terminate or take any other action with respect to, any Plan so as to result in any liability of the Borrower to the PBGC that could reasonably be expected to have a Material Adverse Effect.

Section 7.07. Accounting Methods and Fiscal Year. The Borrower shall not adopt, permit or consent to any change in accounting practices other than as required by Generally Accepted Accounting Principles and will not adopt, permit or consent to any change in its established Fiscal Year.

Section 7.08. Material Subsidiary Guaranty. Except as permitted or required by the BBT Agreement or the Note Agreement as in effect on the Issuance Date, the Borrower shall not permit any Material Subsidiary to guaranty any obligations other than the Obligations hereunder.

Section 7.09. Successor Trustee and Remarketing Agent. The Borrower shall not agree to any successor Bond Trustee or Remarketing Agent, unless such successor is reasonably satisfactory to the Administrative Agent.

Section 7.10. Tax Exemption. The Borrower shall not take any action, or omit to take any action, which action or omission will adversely affect the exclusion from gross income for federal income tax purposes of the interest component of the Bonds, and in the event of such action or omission will promptly, upon receiving notice thereof, take all lawful actions, based on advice of counsel, as may be possible to rescind or otherwise to negate the effect of such action or omission.

Section 7.11. Official Statement Supplements. The Borrower shall not make any changes in reference to the Bank in any revision of the Official Statement or supplement thereto.

Section 7.12. Capital Expenditures. The Borrower and its Subsidiaries shall not make capital expenditures, including payments due under Capital Leases, in any Fiscal Year in excess of $25,000,000; provided that the Borrower may expend an amount equal to the unspent portion of monies from the immediately preceding Fiscal Year in the succeeding Fiscal Year. Notwithstanding the immediately preceding sentence, the Borrower may make capital expenditures in excess of the amounts set forth in the immediately preceding sentence if, in a particular Fiscal Year, the difference between the figure equal to clause (a) of the definition of the Fixed Charge Coverage Ratio for such Fiscal Year minus non-Maintenance Capital Expenditures for such Fiscal Year divided by the figure equal to clause (b) of the definition of the Fixed Charge Coverage Ratio for such Fiscal Year is equal to or greater than 1.0 to 1.

Section 7.13. Guarantees. The Borrower shall not guaranty any debt over $1,000,000 in the aggregate except the debt of a Material Subsidiary.

Section 7.14. Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Subsidiary), except in the ordinary course of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. The occurrence of any of the following events (whatever the reason for such event and whether voluntary, involuntary or effected by operation of law) shall be an “Event of Default” hereunder unless waived in writing by the Administrative Agent:

(a) the Borrower fails to pay when due any amount specified herein as and when the same is due and payable;

(b) the Borrower fails to observe or perform any of the covenants, conditions or provisions of the Reimbursement Documents to which it is a party (other than as specified in subparagraph (a) above) and to remedy such default within thirty (30) days after the Administrative Agent shall have provided the Borrower with notice of such failure;

(c) any representation or warranty made by the Borrower herein or in any certificate, financial or other statement furnished by the Borrower to the Administrative Agent pursuant to the Reimbursement Documents or the Related Documents proves to have been untrue or incomplete in any material respect when made;

(d) the Borrower fails to make the payments required under the Loan Agreement when due, except as a result of a wrongful dishonor by the Bank of a properly requested draw under the Letter of Credit and at the time such payment was due under the Loan Agreement adequate funds to make such payment were available in the Reimbursement Account;

(e) the occurrence of an Event of Bankruptcy;

(f) any provision of this Agreement or any of the other Reimbursement Documents or Related Documents to which the Borrower is a party at any time for any reason ceases to be the legal, valid and binding obligation of the Borrower or ceases to be in full force and effect, or is declared to be null and void and such result would have a Material Adverse Effect, or the validity or enforceability of any provision of this Agreement or any of the other Reimbursement Documents or Related Documents is contested by the Borrower, or the Borrower renounces the same or denies that it has any further liability hereunder or thereunder;

(g) the Borrower (i) fails to make any payment or payments of any Indebtedness of the Borrower when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, except for Matters Contested in Good Faith, or (ii) fails to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument (other than any failure to perform any term contemplated by sub-clause (i) hereof), except for Matters Contested in Good Faith, if, in either case, the effect of such failure to perform or observe is to accelerate, or to permit the acceleration, mandatory redemption or tender of, the maturity of any Indebtedness of the Borrower in excess of $250,000;

(h) an event of default has occurred and is continuing as defined in any other credit agreement under which the Borrower is now or hereafter obligated to the Bank;

(i) any party to any of the Related Documents fails duly to perform any obligation thereunder and such failure has a Material Adverse Effect;

(j) the Facility or any portion thereof is subject to any material condemnation or similar proceeding;

(k) the Facility suffers a loss by fire or other casualty and such loss is not fully insured (excluding any deductible amount permitted hereunder) and any deficiency exceeding $50,000 between the amount of insurance paid with respect to such loss and the cost of repairing the destruction is not timely paid to the Administrative Agent to be applied pursuant to the terms of the Mortgage;

(l) any material permit or approval issued by any Governmental Authority with respect to the occupancy, operation or use of the Facility is revoked, suspended or annulled which has a Material Adverse Effect;

(m) a survey at any time shows that the improvements constituting the Facility encroach upon any street, easement, right of way or adjoining property or violate any setback requirement or that any adjoining structure encroaches on the Mortgaged Property to an extent that has a Material Adverse Effect;

(n) the Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by either the Borrower, any ERISA Affiliate, any Plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which could reasonably be expected to cause one or more of the Borrower, any Subsidiary or any ERISA Affiliate to incur a current payment obligation in excess of $250,000;

(o) a Change of Control shall occur;

(p) the loss or material impairment of any material license which is required to operate the Facility and provided that if such reinstatement or reissuance of such license is diligently pursued, such loss or impairment shall have remained uncured for a period of fourteen (14) Business Days; and

(q) any judgment involving monetary damages shall be entered against the Borrower which shall become a lien on the Borrower’s properties or assets or any portion thereof or interest therein and such execution, attachment or similar process is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy, and said writ of execution, attachment, levy or judgment shall involve monetary damages aggregating more than $250,000.00; or a writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in any of the properties or assets of the Borrower or the seizure or foreclosure of any of the properties or assets of the Borrower pursuant to process of law or by respect of legal self-help, involving monetary damages aggregating more than $250,000.00 unless said execution, attachment, seizure or foreclosure is stayed or bonded within thirty (30) days after the occurrence of same;

Section 8.02. Consequences of an Event of Default. If an Event of Default specified in Section 8.01 hereof has occurred and is continuing, the Administrative Agent may:

(a) by notice to the Borrower, declare the outstanding amount of the Obligations, to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue;

(b) either personally or by attorney or agent without bringing any action or proceeding, or by a receiver to be appointed by a court in any appropriate action or proceeding, take whatever action at law or in equity may appear necessary or desirable to collect the amounts due and payable under the Reimbursement Documents or to enforce performance or observance of any obligation, agreement or covenant of the Borrower under the Reimbursement Documents, whether for specific performance of any agreement or covenant of the Borrower or in aid of the execution of any power granted to the Administrative Agent in the Reimbursement Documents or the other Related Documents;

(c) deliver a notice to the Bond Trustee that an Event of Default has occurred and is continuing and direct the Bond Trustee to accelerate the Bonds; or

(d) exercise, or cause the Bond Trustee to exercise, any and all remedies as it may have under the Reimbursement Documents and Related Documents.

Section 8.03. Remedies Cumulative; Solely for the Benefit of the Bank and Bank Participants. To the extent permitted by, and subject to the mandatory requirements of, Applicable Law, each and every right, power and remedy herein specifically given to any of the Bank or the Bank Participants in the Reimbursement Documents and the Related Documents shall be cumulative, concurrent and nonexclusive and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy (whether specifically herein given or otherwise existing) may be exercised from time to time and as often and in such order as may be deemed expedient by the Bank and the Bank Participants, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.

The rights and remedies of the Bank and the Bank Participants specified herein are for the sole and exclusive benefit, use and protection of the Bank and the Bank Participants, and the Bank and the Bank Participants are entitled, but shall have no duty or obligation to the Borrower, the Bond Trustee or any other Person or otherwise, to exercise or to refrain from exercising any right or remedy reserved to the Administrative Agent hereunder or under any of the other Reimbursement Documents or Related Documents.

Section 8.04. Waivers or Omissions. No delay or omission by any of the Bank or the Bank Participants in the exercise of any right, remedy or power or in the pursuit of any remedy shall impair any such right, remedy or power or be construed to be a waiver of any Default by the Bank or the Bank Participants or to acquiescence therein. No express or implied waiver by any of the Bank or the Bank Participants of any Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default.

Section 8.05. Continuance of Proceedings. In case any of the Bank or the Bank Participants shall proceed to invoke any right, remedy or recourse permitted hereunder or under the Reimbursement Documents or Related Documents and shall thereafter elect to discontinue or abandon the same for any reason, the Bank and the Bank Participants shall have the unqualified right so to do and, in such event, the Borrower, the Bank and the Bank Participants shall be restored to their former positions with respect to the Obligations, the Reimbursement Documents, the Related Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourse and powers of the Bank and the Bank Participants hereunder shall continue as if the same had never been invoked.

Section 8.06. Injunctive Relief. The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under the Reimbursement Documents, any remedy of law may prove to be inadequate relief to the Bank and the Bank Participants; therefore, the Borrower agrees that the Bank and the Bank Participants, if the Bank or the Bank Participants so request, shall be entitled to temporary and permanent injunctive relief in any such case.

Section 8.07. Power of Attorney. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by Article VIII, the Borrower hereby irrevocably constitutes and appoints each of the Bank, the Bank Participants and the Administrative Agent (individually) its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in Article VIII, in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment. JPMorgan Chase Bank, N.A. is hereby appointed to act as Administrative Agent under this Agreement and the other Reimbursement Documents for the Bank and the Bank Participants. Subject to the provisions of this Article IX, the Bank and each of the Bank Participants hereby irrevocably authorizes, and each holder of any note by the acceptance of such note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on their behalf under the provisions of this Agreement and the other Reimbursement Documents and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. JPMorgan Chase Bank, N.A. agrees to act as Administrative Agent on behalf of the Bank and the Bank Participants to the extent provided in this Agreement.

Section 9.02. Duties and Immunities.

(a) The Administrative Agent (which term as used herein includes its affiliates and its and its affiliates’ officers, directors, employees and agents) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Reimbursement Documents. The duties of the Administrative Agent shall be administrative in nature; the Administrative Agent shall exercise in good faith the same commercially reasonable care which it would exercise in dealing with loans for its own account and shall not have by reason of this Agreement or any Reimbursement Document a trustee or fiduciary relationship in respect of the Bank or the Bank Participants; and nothing in this Agreement or any Reimbursement Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any Reimbursement Document, except as expressly set forth herein or therein.

(b) Each of the Bank and the Bank Participants expressly acknowledges (i) that the Administrative Agent has not made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to the Bank or any Bank Participant; (ii) that the Administrative Agent is not responsible to the Bank or any Bank Participant for any recitals, statements, representations or warranties contained in this Agreement or the other Reimbursement Documents or the Related Documents, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or any other Reimbursement Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Reimbursement Document or for any failure by the Borrower or any other Person to perform any of its obligations under this Agreement or any other Reimbursement Document or the Related Documents; (iii) that the Administrative Agent shall not be required to initiate or conduct any litigation or collection proceedings under this Agreement or any other Reimbursement Documents or Related Documents; (iv) that the Administrative Agent shall not be responsible for any action taken or omitted to be taken by it under this Agreement or any other Reimbursement Document, except for its own gross negligence or willful misconduct or the failure to observe the standard of care set forth in this Article IX with respect to documents and sums of money held by it; and (v) that the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide the Bank or any Bank Participant with any credit or other information, whether coming into their possession before the making of any loan advances hereunder or at any time or times thereafter, except for notices, reports or other information, if any, expressly required to be furnished to the Bank or the Bank Participants by the Administrative Agent hereunder.

(c) The Administrative Agent may employ agents and attorneys-in-fact, shall be entitled to rely on good faith of independent counsel and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent shall maintain complete books and records with respect to the Obligations and shall make the same available for review by the Bank and the Bank Participants at its offices during normal business hours. The Administrative Agent may deem and treat the payee of the Note as the holder of such note for all purposes of this Agreement. The Administrative Agent shall deliver to the Bank and the Bank Participants copies of all written reports, notices and other communications received or delivered by the Administrative Agent, in its capacity as such, to or from the Borrower, promptly after receipt of same, unless the Borrower shall have been required pursuant to this Agreement to deliver copies of such written report, notice or other communication directly to the other party, the Bank and the Bank Participants.

(d) The Administrative Agent shall be entitled to rely upon any writing, facsimile transmission, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper party or parties, and upon opinions of counsel and other professional advisers selected by the Administrative Agent.

Section 9.03. Defaults and Notices; Exercise of Remedies. The Administrative Agent shall be under no obligation to the Bank and the Bank Participants to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Reimbursement Document or Related Document on the part of the Borrower or any other Person, or the financial condition of the Borrower or the existence or possible existence of a Default. In the absence of actual knowledge, the Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from the Bank, a Bank Participant, the Bond Trustee or the Borrower specifying such Default or Event Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice of such Default or Event of Default to each of the Bank and the Bank Participants.

Section 9.04. Non-Reliance. The Bank and each Bank Participant agrees that it has, independently and without reliance on the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Facility, has made its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis in connection with its participation in loan of credit made pursuant to the Letter of Credit.

Section 9.05. Indemnification. The Bank and each Bank Participant agrees to reimburse and indemnify the Administrative Agent (to the extent not reimbursed by the Borrower after commercially reasonable efforts to obtain such reimbursement), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which are imposed on, incurred by or asserted against the Administrative Agent in its capacity as such, in any way relating to or arising out of this Agreement, the Note or any other Reimbursement Documents or Related Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Bank and the Bank Participants shall not be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that the same result from the gross negligence or willful misconduct of the Administrative Agent.

Section 9.06. Individual Capacity. With respect to the obligations of the Borrower relating to the Letter of Credit and the Note, JPMorgan Chase Bank, N.A. shall have the same rights and powers hereunder as any other Bank Participant, and may exercise the same as though it were not the Administrative Agent, and the terms “Bank Participant” and “holders of Notes” shall, unless the context hereof otherwise indicates, include JPMorgan Chase Bank, N.A. in its individual capacity. JPMorgan Chase Bank, N.A. may, without liability to account, make loans to, accept deposits from, act as trustee under indenture of, and generally engage in any kind of banking or trust business with the Borrower and its related entities as though it were not acting as the Administrative Agent hereunder.

Section 9.07. Distributions. Whenever the Bank or the Administrative Agent receives any payment on behalf of a Bank Participant it shall distribute the same to the appropriate Bank Participant, in lawful money of the United States and in like kind of funds received by it. All such payments received prior to 3:00 P.M. (prevailing Eastern time), shall be so paid on the date received or, if received later than 3:00 P.M. (prevailing Eastern time), on the next succeeding Business Day.

Section 9.08. Successors. The Administrative Agent may resign at any time by giving written notice thereof to each of the other Bank Participants and the Borrower, such resignation to become effective upon the discharge of the Administrative Agent from its duties under this Agreement, as set forth in this Section 9.08. Upon the resignation of the Administrative Agent, at no expense to the Borrower, and with Borrower’s prior written consent, the Bank may appoint another entity to act as Administrative Agent. Upon the acceptance by a successor to the Administrative Agent of its appointment as the Administrative Agent, hereunder, such successor to the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties under this Agreement and, except as set forth in the following sentence, all of its rights, powers and privileges hereunder shall terminate. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted by it while it was the Administrative Agent under this Agreement.

ARTICLE X

INDEMNIFICATION AND LIABILITY

Section 10.01. Indemnification. In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant hereto or under law or equity, the Borrower hereby agrees (to the extent permitted by law) to indemnify and hold harmless the Bank, Administrative Agent and any Bank Participant and their respective officers, directors and agents (the “Indemnitees”) from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever (including reasonable attorneys’ fees for counsel of the indemnified party’s choice and court costs) which any of the Indemnitees may incur (or which may be claimed against any of the Indemnitees by any Person or entity whatsoever) by reason of or in connection with (a) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Official Statement or the omission or alleged omission to state in the Official Statement of a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading (excluding, however, information relating to any Person other than the Borrower); (b) the execution and delivery or transfer of, or payment or failure to pay under, the Reimbursement Documents; (c) the issuance and sale of the Bonds; (d) the use of the proceeds of the Bonds; (e) the use or occupancy of the Facility by the Borrower or any other Person; (f) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default by the Borrower under this Agreement or the other Reimbursement Documents or Related Documents; or (g) involvement of the Bank, Administrative Agent or any Bank Participant in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Bank’s issuance of the Letter of Credit, their entering into this Agreement or action taken thereunder or under any of the Reimbursement Documents or any other event or transaction in connection with or contemplated by any of the foregoing; provided however, that the Borrower shall not be required to indemnify the Bank, the Administrative Agent or any Bank Participants for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Bank in determining whether a certificate presented under the Letter of Credit complied with the terms thereof or (ii) the Bank’s willful or grossly negligent failure to pay under the Letter of Credit after the presentation to it by the Bond Trustee of a sight draft and certificate strictly complying with the terms and conditions thereof, unless the Bank in good faith believes that it is prohibited by law or other legal authority from making such payment. If any proceeding shall be brought or threatened against an Indemnitee by reason of or in connection with the events described in clause (a), (b), (c), (d), (e), (f) or (g) (and except as otherwise provided in the proviso above), the applicable Indemnitee shall promptly notify the Borrower in writing and the Borrower shall assume the defense thereof, including the employment of counsel chosen by the Indemnitee (with fees and terms reasonably satisfactory to the Borrower) and the payment of all costs of litigation. Notwithstanding the preceding sentence, each of the Indemnitees shall have the right to employ their own respective counsel and to determine their own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee or the applicable Bank Participant unless (i) the employment of such counsel shall have been authorized in writing by the Borrower or (ii) the Borrower, after due notice of the action, shall not have employed counsel satisfactory to such Indemnitee or Bank Participant in the exercise of their reasonable discretion, as the case may be, to have charge of such defense, in either of which events the reasonable fees and expenses of the respective counsels for such Indemnitee or Bank Participants shall be borne by the Borrower to the extent that such action is covered by this indemnification provision. The Borrower shall not be liable for any settlement of any such action effected without its consent. Nothing under this Section 10.01 is intended to limit the Borrower’s payment of Obligations.

Section 10.02. Liability of the Bank. As between the Borrower, on the one hand and the Bank and the Bank Participants, on the other hand, the Borrower assumes all risks of the acts or omissions of the Bond Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit. None of the Bank, the Bank Participants nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Bond Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrower to the extent to which the Borrower proves were caused by (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms thereof or (ii) the Bank’s willful or grossly negligent failure to pay under the Letter of Credit after the presentation to it by the Bond Trustee of a sight draft and certificate strictly complying with the terms and conditions thereof; provided that the maximum amount of damages recoverable by the Borrower as provided above is expressly limited to the Stated Amount of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank and the Bank Participants may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

The Bank shall not be liable in any way for any failure on its part to honor any draft under the Letter of Credit as a result of any act or omission (whether rightful or wrongful) of any Governmental Authority or any other cause beyond the control of the Bank.

Section 10.03. Facsimile Transmission. At the request of the Borrower, the Letter of Credit provides that demands for payment thereunder may be presented to the Bank by, among other methods, facsimile transmission. The Borrower acknowledges and assumes all risks relating to the use of such demands for payment transmitted by facsimile transmission and agrees that its obligations under this Agreement shall remain absolute, unconditional and irrevocable as provided in Section 2.09 if the Bank honors such demands for payment transmitted by facsimile transmission.

Section 10.04. No Implied Covenants. The duties and obligations of the Bank with respect to demands for payment under the Letter of Credit shall be determined solely by the express provisions of, or those incorporated by reference into, the Letter of Credit, and no implied covenants or obligations relating to the Letter of Credit or the making of any payment thereunder shall be read into this Agreement or the Letter of Credit against the Bank.

Section 10.05. Survival. The obligations of the Borrower under this Article X shall survive the payment of the Bonds and the Obligations and the termination of this Agreement.

Section 10.06. Absolute and Unconditional Agreement.

(a) The obligations of the Borrower under this Article X shall be a continuing, absolute and unconditional indemnity, without regard to:

(i) any limitation, discharge, cancellation, invalidity, rejection or unenforceability of the Obligations or the Reimbursement Documents or any part thereof; and

(ii) any circumstance whatsoever which constitutes or might be construed to be an equitable or legal discharge of the Borrower from the Obligations.

(b) The Borrower’s liability hereunder shall not be conditioned or contingent upon the pursuit by the Bank or the Bank Participants of any right or remedy against Borrower or any other Person at any time and shall not be affected or limited in any manner by any action taken by the Bank or the Bank Participants in connection with exercise of any remedies under the Reimbursement Documents.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Broker. The Borrower represents and warrants to the Bank and the Bank Participants that no broker was involved in procuring the Letter of Credit, except any such broker whose commission has been paid in full by the Borrower on the Issuance Date, and agrees to indemnify and save harmless the Bank and the Bank Participants from and against any and all claims for any brokerage commission arising out of the Letter of Credit or the transactions contemplated hereby.

Section 11.02. Further Assurances. From time to time upon the request of the Administrative Agent, the Borrower shall promptly and duly execute, acknowledge and deliver any and all such further instruments and documents as the Administrative Agent may reasonably deem necessary or desirable to confirm this Agreement, the other Reimbursement Documents and the Related Documents, to carry out the purpose and intent hereof and thereof or to enable the Bank and the Bank Participants to enforce any of its rights hereunder or thereunder.

Section 11.03. Amendments and Waivers. The Bank, the Bank Participants and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the other Reimbursement Documents or the Related Documents or changing the rights of the Bank, the Bank Participants or the Borrower hereunder or thereunder, and the Bank and the Bank Participants may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof, any Default or Event of Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Default or Event of Default or impair any right consequent thereto.

Section 11.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Bank or the Bank Participants in exercising any right, power or privilege under this Agreement, the other Reimbursement Documents or the Related Document (including any delay in sending the notice required for an Event of Default) shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Bank and the Bank Participants under this Agreement are cumulative and not exclusive of any rights or remedies which the Bank and the Bank Participants would otherwise have under any Reimbursement Document or Related Document, at law or in equity.

Section 11.05. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including telexed and facsimile communication) unless otherwise expressly permitted hereunder and shall be sent and deemed received as follows: (i) if by first class mail, five (5) days after mailing; (ii) if by overnight delivery, on the next Business Day; (iii) if by telex, when appropriate answer back is received; (iv) if by telephone, when given to a person who confirms such receipt; and (v) if by facsimile, when confirmation of receipt is obtained. All notices shall be sent to the applicable party at the following address or in accordance with the last unrevoked written direction from such party to the other parties hereto:

If to Borrower:

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603

Attention: Paul D. Fletcher, Senior Vice President, Chief Financial Officer

Telephone: 540.542.6939

Facsimile: 540.542.6889

If to the Bank (as Bank and Administrative Agent):

JPMorgan Chase Bank, N.A.

277 Park Avenue

22nd Floor

New York, NY 10172

Attention: Sandra BVW Braun, Vice President

Telephone: 212.622.3622

Facsimile: 646.534.0692

With a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

Attention: Jacqueline P. Shanes, Esq.

Telephone: 973.622.4444

Facsimile: 973.624.7070

If to the Bond Trustee:

J.P. Morgan Trust Company, National Association

1 Liberty Place

Suite 4700

1650 Market Street

Philadelphia, PA 19103

Attention: Institutional Trust Services

Telephone: 215.640.3414

Facsimile: 215.640.3430

If to the Issuer:

Mississippi Business Finance Corporation

753 Riverside Drive

Jackson, Mississippi 39202

Attention: Executive Director

Telephone: 601.355.6232

Facsimile: 601.355.3888

The Bank and the Bank Participants may rely on any notice (including telephoned communication) purportedly made by or on behalf of the Borrower, and shall have no duty to verify the identity or authority of the Person giving such notice. Whenever the Bank and the Bank Participants or the Administrative Agent are required or empowered to provide any notice, consent, approval or direction under this Agreement, such notice, consent, approval or direction shall be given by the Administrative Agent, and the Borrower and the Bond Trustee may conclusively rely on any such communication made or purportedly made by or on behalf of the Administrative Agent. Whenever notices are required to be given to the Bank and the Bank Participants, such notices shall be given to the Administrative Agent.

Section 11.06. Right of Setoff.

(a) Upon the occurrence of an Event of Default, the Bank and the Bank Participants may, at any time and from time to time, without notice to the Borrower or any other Person (any such notice being expressly waived), set-off and appropriate and apply, against and on account of, any Obligations of the Borrower to the Bank and the Bank Participants, without regard to whether or not the Bank or the Bank Participants shall have made any demand therefor, and although such Obligations may be contingent or unmatured, any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Bank or the Bank Participants to or for the credit or the account of the Borrower.

(b) The Bank and the Bank Participants agree to promptly notify the Borrower after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. Subject to the provisions of subsection (a) above, the rights of the Bank and the Bank Participants under this

Section 11.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank and the Bank Participants may have.

Section 11.07. No Third Party Rights. Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, which is intended for the sole and exclusive benefit of the parties hereto.

Section 11.08. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 11.09. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER REIMBURSEMENT DOCUMENTS, EXCEPT AS OTHERWISE EXPRESSLY STATED THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (AND, FOR PURPOSES OF DETERMINING THE HIGHEST LAWFUL RATE, APPLICABLE FEDERAL LAW IF THE APPLICATION OF FEDERAL LAW RESULTS IN A HIGHER RATE OF INTEREST) WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS.

(b) THE BORROWER CONSENTS TO AND SUBMITS TO IN PERSONAM JURISDICTION AND VENUE IN THE STATE OF NEW YORK, CITY OF NEW YORK, AND IN THE FEDERAL DISTRICT COURTS WHICH ARE LOCATED IN THE CITY OF NEW YORK. THE BORROWER ASSERTS THAT IT HAS PURPOSEFULLY AVAILED ITSELF OF THE BENEFITS OF THE LAWS OF THE STATE OF NEW YORK AND WAIVES ANY OBJECTION TO IN PERSONAM JURISDICTION ON THE GROUNDS OF MINIMUM CONTACTS, WAIVES ANY OBJECTION TO VENUE, AND WAIVES ANY PLEA OF FORUM NON CONVENIENS. THIS CONSENT TO AND SUBMISSION TO JURISDICTION IS WITH REGARD TO ANY ACTION RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE BORROWER’S ACTIONS TOOK PLACE IN THE STATE OR ELSEWHERE IN THE UNITED STATES. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE, AND DOES NOT PRECLUDE THE BANK FROM OBTAINING JURISDICTION OVER THE BORROWER IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) THE BORROWER, THE BANK AND THE BANK PARTICIPANTS AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER REIMBURSEMENT DOCUMENTS. IT IS HEREBY ACKNOWLEDGED THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE BORROWER, THE BANK AND THE BANK PARTICIPANTS TO ENTER INTO THIS AGREEMENT AND THAT THE EXECUTION AND DELIVERY

OF THIS AGREEMENT BY THE BORROWER, THE BANK AND THE BANK PARTICIPANTS IS MADE IN RELIANCE UPON SUCH WAIVER. THE BORROWER, THE BANK AND THE BANK PARTICIPANTS EACH FURTHER WARRANT AND REPRESENT THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE BY EACH PARTY HERETO, FOLLOWING CONSULTATION WITH THEIR RESPECTIVE LEGAL COUNSEL.

(d) The waivers made pursuant to this Section 11.09 shall be irrevocable and unmodifiable, whether in writing or orally, and shall be applicable to any subsequent amendments, renewals, supplements or modifications of this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 11.10. Commitment Letter; Prior Understandings. This Agreement and the other Reimbursement Documents supersede the Commitment Letter and any other draft term sheets and all other prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

Section 11.11. Duration. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement or the other Reimbursement Documents, any investigation by the Borrower or the approval of any disbursements, honoring of any drawings under the Letter of Credit. All covenants and agreements of the Borrower contained herein shall continue in full force and effect from and after date hereof until the later of (a) the Expiration Date of the Letter of Credit and (b) payment in full of the Note, interest thereon and all other Obligations of the Borrower.

Section 11.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

Section 11.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. The Borrower may not assign its rights or obligations under this Agreement or the other Reimbursement Documents or Related Documents without the prior consent of the Administrative Agent, the Bank and each Bank Participant. The Bank may participate portions of its interests in accordance with Section 11.14.

Section 11.14. Participations. The Bank and any Bank Participant may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell participations to Bank Participants in all or a portion of its rights and obligations under this Agreement and the other Reimbursement Documents; provided that

(i) the Bank’s or the Bank Participant’s obligations under this Agreement and the other Reimbursement Documents shall remain unchanged;

(ii) the Bank shall remain responsible for the performance of its obligations under the Letter of Credit;

(iii) the Bank shall remain responsible to the Borrower for the performance of the obligations under the Reimbursement Documents; and

(iv) the Borrower shall continue to deal solely and directly with the Bank or the Administrative Agent as provided herein in connection with the Bank’s or the Bank Participant’s rights and obligations under this Agreement, the other Reimbursement Documents and the Related Documents.

The Administrative Agent shall give the Borrower notice of any participation. The Borrower authorizes the Bank to provide financial and operational information previously provided to the Bank or to the Administrative Agent to potential Bank Participants. All amounts payable by the Borrower under the Reimbursement Documents shall be determined as if the Bank had not sold any Participations.

The Borrower agrees that if amounts outstanding under this Agreement and the Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default, each Bank Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement or any note.

Section 11.15. Reasonableness Standard. If the Bank, in its capacity as the Bank or Administrative Agent, agrees in any provision of this Agreement to act reasonably in granting or withholding any consent, approval or the like, and the Bank has sold or hereafter shall sell participations in the Letter of Credit, then the Bank, the Bank Participants or the Administrative Agent shall not act unreasonably if it withholds any consent, approval or the like if participants entitled to consent to or approve the request do not do so.

Section 11.16. Preferences. To the extent that any of the Bank or the Bank Participants receive any payment from or on behalf of the Borrower which payment or any part thereof is subsequently:

(a) invalidated;

(b) declared to constitute a fraudulent conveyance or preferential transfer;

(c) set aside; or

(d) required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause,

then, to the extent of such payment received, the obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment has not been received by the Bank or such Bank Participant.

Section 11.17. Independence of Covenants. Except in those cases where a provision is expressly intended to supersede another provision hereof, all covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

Section 11.18. Security and Subrogation Under Related Documents. The Borrower and the Bank Participants intend that (i) the obligations of the Borrower under this Agreement and the Reimbursement Documents shall have the benefit and security of the Bond Indenture and the trust estate granted pursuant to the Bond Indenture, subject to the provisions thereof and (ii) in the event of one or more draws under the Letter of Credit and the application of the proceeds thereof to the payment of Bonds, the Bank and the Bank Participants will be subrogated pro tanto to the rights of the Bond Trustee and the holders of the Bonds in and to all funds and security held by the Bond Trustee under the Bond Indenture for the payment of the principal of and interest on the Bonds. In addition, the Bank and the Bank Participants shall have any and all other subrogation rights available to the Bank and the Bank Participants at law or in equity.

Section 11.19. Rights Cumulative. All rights, powers and remedies herein given to the Bank and the Bank Participants are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by the Bank and the Bank Participants in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by the Administrative Agent. All representations and covenants by the Borrower shall survive the issuance of the Letter of Credit and the making of the advances thereunder, and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 11.20. Exhibits. The Exhibits attached to this Agreement are an integral part hereof and are hereby made a part of this Agreement.

Section 11.21. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Bank and
Administrative Agent

By:	/s/ Sandra B. Braun
Sandra B. Braun
Vice President

[Signature Page of Reimbursement and Credit Agreement]